Exhibit 10.01
Execution Version
CUSIP Number: ___________

CARDINAL HEALTH, INC.
FIVE-YEAR CREDIT AGREEMENT
dated as of November 18, 2005
THE SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO,
WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent,
JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,
as Syndication Agents
and
BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC.,
as Documentation Agents
WACHOVIA CAPITAL MARKETS, LLC and J.P. MORGAN SECURITIES INC.,
as Lead Arrangers and Book Managers

i

FIVE-YEAR CREDIT AGREEMENT
     This Agreement, dated as of November 18, 2005, is among Cardinal Health, Inc. (the “Company”), certain Subsidiaries of the Company (the “Subsidiary Borrowers”, and together with the Company, the “Borrowers”), the lenders party hereto from time to time (the “Lenders”), and Wachovia Bank, National Association, a national banking association having its principal office in Charlotte, North Carolina, as administrative agent (the “Administrative Agent”) and as LC Issuer. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions.
     As used in this Agreement:
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Adjusted Tangible Net Worth” means, as of any date, (i) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its consolidated Subsidiaries, but excluding the amount of any foreign currency translation adjustment account shown as a capital account, less (ii) the net book value of all items of the following character which are included in the assets of the Company and its consolidated Subsidiaries: (a) goodwill, including, without limitation, the excess of cost over book value of any asset, (b) organization or experimental expenses, (c) unamortized debt discount and expense, (d) patents, trademarks, trade names and copyrights, (e) treasury stock, (f) franchises, licenses and permits, and (g) other assets which are deemed intangible assets under Agreement Accounting Principles.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Advance” means a borrowing hereunder, (i) made by one or more Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swingline Loans unless otherwise expressly provided.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the original Aggregate Commitment is $1,000,000,000.
     “Aggregate Dollar Commitment” means at any date of determination with respect to all Lenders, an amount equal to the Dollar Commitments of all Lenders on such date. As of the date of this Agreement, the Aggregate Dollar Commitment is $750,000,000.
     “Aggregate Dollar Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the sum of (i) aggregate unpaid principal amount of such Lender’s Dollar Loans on such date, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations on such date, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swingline Loans outstanding on such date.
     “Aggregate Multicurrency Commitments” means at any date of determination with respect to all Multicurrency Lenders, an amount equal to the Multicurrency Commitments of all Multicurrency Lenders on such date, provided, however, that the Aggregate Multicurrency Commitments shall not exceed $250,000,000.
     “Aggregate Multicurrency Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the Dollar Amount of the aggregate unpaid principal amount of such Lender’s Multicurrency Loans and Alternate Currency Loans on such date.
     “Aggregate Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the sum of such Lender’s Aggregate Dollar Outstanding Credit Exposure and Aggregate Multicurrency Outstanding Credit Exposure on such date.
     “Agreed Currencies” means (i) Dollars, and (ii) so long as such currencies remain Eligible Currencies, (A) with respect to any Multicurrency Commitment, the Euro and British Pounds Sterling, (B) with respect to any Alternate Currency Commitment, any Alternate Currency and (C) with respect to the Swingline Commitment, Euros, Australian Dollars, Canadian Dollars and any other Eligible Currency acceptable to the Swingline Lender.
     “Agreement” means this credit agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Agreement Accounting Principles” means generally accepted accounting principles in the United States of America in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that if any change in Agreement Accounting Principles from those applied in preparing such financial statements affects the calculation of any financial covenant contained in this Agreement, the Borrowers and the Administrative Agent hereby agree to negotiate in good faith towards making appropriate amendments acceptable to the Required Lenders to the provisions of this Agreement to reflect as nearly as possible the effect of the financial covenants as in effect on the date hereof.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.
     “Alternate Currency” means any Eligible Currency which the Company requests the Administrative Agent to include as an Alternate Currency hereunder and which is acceptable to one or more of the applicable Alternate Currency Lenders, and with respect to which an Alternate Currency Addendum has been executed among the Company, a Subsidiary Borrower, one or more Alternate Currency Lenders and the Administrative Agent in connection therewith.
     “Alternate Currency Addendum” means a schedule and addendum entered into among the Company, a Subsidiary Borrower, one or more Alternate Currency Lenders and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Company, such Subsidiary Borrower and such Alternate Currency Lenders party thereto.
     “Alternate Currency Commitment” means a portion of the Multicurrency Commitment equal to, for each Alternate Currency Lender and for each Alternate Currency, the obligation of such Alternate Currency Lender to make Alternate Currency Loans not exceeding the Dollar Amount set forth in Schedule 5 or the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.
     “Alternate Currency Lender” means any Lender (including any Lending Installation) party to an Alternate Currency Addendum.
     “Alternate Currency Loan” means any Loan denominated in an Alternate Currency made by the Administrative Agent or one or more of the Alternate Currency Lenders to a Borrower pursuant to this Agreement and the applicable Alternate Currency Addendum.
     “Alternate Currency Share” means, with respect to any Alternate Currency Lender for any particular Alternate Currency, the percentage obtained by dividing (a) such Alternate Currency Lender’s Alternate Currency Commitment at such time as set forth in the applicable Alternate Currency Addendum by (b) the aggregate of the Alternate Currency Commitments at such time of all Alternate Currency Lenders with respect to such Alternate Currency as set forth in the applicable Alternate Currency Addendum.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to any Eurocurrency Loan, Floating Rate Loan, the Facility Fee or the LC Fee, as the case may be at any time, the applicable percentage which is applicable at such time set forth in the Pricing Schedule, provided that upon the occurrence and during the continuation of a Default, the Applicable Margin shall be the highest Applicable Margin set forth in the Pricing Schedule.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Article” means an article of this Agreement unless another document is specifically referenced.

     “Australian Dollars” or “AUS$” shall mean the lawful currency of the Commonwealth of Australia.
     “Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Vice Chairman, Chief Financial Officer, Controller, or Treasurer of a Borrower, or their equivalent, acting singly.
     “Available Dollar Commitment” means at any date of determination with respect to any Lender, the amount of such Lender’s Dollar Commitment in effect on such date reduced by the Aggregate Dollar Outstanding Credit Exposure of such Lender on such date.
     “Available Multicurrency Commitment” means at any date of determination with respect to any Multicurrency Lender, the amount of such Multicurrency Lender’s Multicurrency Commitment in effect on such date reduced by the sum of (i) the Dollar Amount of any unused Alternate Currency Commitment of such Multicurrency Lender on such date, and (ii) the Aggregate Multicurrency Outstanding Credit Exposure of such Multicurrency Lender on such date.
     “Borrowers” means the Company and the Subsidiary Borrowers, and “Borrower” means any of them, as the context may require.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.9.
     “British Pounds Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in the Agreed Currencies of the relevant Eurocurrency Advances are carried on in the London interbank market and (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euros, a day upon which a clearing system as determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina and New York, New York for the conduct of substantially all of their commercial lending activities.
     “Canadian Dollars” or “C$” shall mean the lawful currency of the Dominion of Canada.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) banker’s acceptances, (vi) money-market funds, provided that such funds invest solely in securities otherwise described in this definition, (vii) variable rate demand notes, (viii) municipal preferred stock, (ix) cash market preferred stock, and (x) short term municipal notes; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company, provided, however, that the acquisitions by or on behalf of a Plan, an employee stock purchase plan of the Company, or by Persons who before such acquisition were officers, directors, employees or who held in the aggregate not less than 5% of the outstanding shares of voting stock of the Company shall not be included in determining whether a Change in Control shall have occurred.
     “Closing Date” means the date upon which all of the conditions precedent set forth in Article IV have been met to the satisfaction of the Administrative Agent in its reasonable discretion or waived in accordance with the terms hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral Shortfall Amount” is defined in Section 8.1.
     “Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Swingline Loans and Facility LCs issued upon the application of, one or more Borrowers in an aggregate amount not exceeding the amount set forth on Schedule 6 or as set forth in any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
     “Commitment Percentage” means as to any Lender, the percentage which such Lender’s Commitment then constitutes of the Aggregate Commitment (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Outstanding Credit Exposure of such Lender at such time constitutes of (b) the Aggregate Outstanding Credit Exposure of all Lenders at such time).
     “Company” means Cardinal Health, Inc., an Ohio corporation, and it successors and assigns.
     “Computation Date” is defined in Section 2.3.
     “Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with Agreement Accounting Principles.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person for Indebtedness, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, operating lease, securitization transaction or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, provided, however, that any assumption, guaranty, endorsement or undertaking with respect to any liability of any of its Subsidiaries to any other of its Subsidiaries shall not be a Contingent Obligation of the Company.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Cost Rate” means the cost of compliance with existing requirements of the Bank of England and/or the Financial Services Authority (or any authority which replaces all or any of their functions) or the requirements of the European Central Bank, in each case to be calculated in accordance with the Cost Rate Schedule attached hereto.
     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.
     “Default” means an event described in Article VII.
     “Defaulting Lender” means any Lender that (a) on any Borrowing Date fails to make available to the Administrative Agent such Lender’s Loans required to be made to a Borrower on such Borrowing Date or any payment required to be made pursuant to Section 2.1(a)(iv), (b) shall not have made a payment to the Swingline Lender pursuant to Section 2.1(b)(iii), or (c) shall not have made available to the Administrative Agent its proportionate share of the Unpaid Amount as required pursuant to Section 2.20(b). Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Administrative Agent the amount of such Defaulting Lender’s Loans together with all other amounts required to be paid to the Administrative Agent, the Swingline Lender or any other Lender pursuant to this Agreement.
     “Dollar Advance” means a borrowing hereunder (or continuation or a conversion thereof) consisting of the several Dollar Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to a Borrower of the same Type and for the same Interest Period.
     “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of the amount of such currency, if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.3.
     “Dollar Commitment” means for each Lender the aggregate amount set forth opposite its name on Schedule 6.
     “Dollar Commitment Percentage” means as to any Lender, the percentage which such Lender’s Dollar Commitment then constitutes of the aggregate Dollar Commitments of all Lenders (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Dollar Outstanding Credit Exposure of such Lender at such time constitutes of (b) the Aggregate Dollar Outstanding Credit Exposure of all Lenders at such time).

     “Dollar Loans” means, with respect to a Lender, such Lender’s Loans made pursuant to Section 2.1(a)(i).
     “Dollars” and “$” shall mean the lawful currency of the United States of America.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person (other than a natural person) approved by each of (i) the Administrative Agent, (ii) in the case of any assignment of a Commitment, the Swingline Lender and the LC Issuer, and (iii) unless a Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Affiliate or Subsidiary of a Borrower.
     “Eligible Currency” means any currency (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as the requisite Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.
     “EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Euro” and/or “EUR” means the single currency to which the Participating Member States of the European Union have converted.
     “Eurocurrency” means any Agreed Currency.

     “Eurocurrency Advance” means an Advance comprised of Eurocurrency Loans.
     “Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurocurrency Rate shall be expressed as a percentage rounded to four decimal places.
     “Eurocurrency Reference Rate” means, with respect to each Interest Period for a Multicurrency Advance:
     (a) the rate per annum quoted at or about 11:00 a.m. (London time) on the Quotation Date for such period on that page of the Telerate Screen, Reuters or Bloombergs which displays British Bankers Association Interest Settlement Rates for deposits in the relevant Agreed Currency for such period or, if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers Association Interest Settlement Rates for such currency as the Administrative Agent, in its discretion, shall select.
     (b) If no such rate is displayed for the relevant currency and the relevant period and there is no alternative service on which two or more such quotations for the Agreed Currency are displayed, “Eurocurrency Reference Rate” will be the rate at which deposits in the Agreed Currency of that amount are offered by the Administrative Agent for that period to prime banks in the London interbank market at or about 11:00 a.m. (London time) on the Quotation Date for such period.
     Plus, in each case, the Cost Rate; and with respect to a Dollar Advance for the relevant Interest Period, the rate determined by the Administrative Agent to be the rate at which Wachovia offers to place Eurodollar deposits with first-class banks in the London interbank market at 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period in the approximate amount of the relevant Dollar Loan of Wachovia and having a maturity equal to such Interest Period.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuer and the Administrative Agent, taxes imposed on its overall net income and franchise taxes (and any interest, fees or penalties for late payment thereof) imposed on it by (i) the jurisdiction under the laws of which such Lender, the LC Issuer or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s, the LC Issuer’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Facilities” means the Five-Year Credit Agreement dated as of March 27, 2003 and the 2004 Five-Year Credit Agreement dated as of March 23, 2004 (each as amended, restated, supplemented or otherwise modified) by and among the Borrowers, the lenders party thereto and Wachovia Bank, National Association, as Administrative Agent.
     “Existing Facility LCs” means the collective reference to the following Letters of Credit issued by Wachovia under the Existing Facilities:

Issuance Date	Issuance Number	Amount	Beneficiary	Expiration Date
4/12/2004	SM 207752	$83,000.00	The Travelers Companies	7/31/2006
8/25/2004	SM 209771	$399,322.92	BT Wayne, LLC	7/14/2006
6/17/2004	SM 208711	$8,520.00	National Union Fire Insurance Co.	6/15/2006
4/12/2004	SM 207755	$500,000.00	Illinois Union Insurance Company	4/6/2006
4/30/2004	SM 208004	$1,750,000.00	Royal Indemnity Company	4/30/2006
6/24/2004	SM 208673	$18,817,000.00	Lumberman’s Mutual Casualty Co.	6/15/2006
6/24/2004	SM 208672	$2,000,000.00	Lumberman’s Mutual Casualty Co.	6/15/2006
4/30/2004	SM 208002	$20,000,000.00	United States Fidelity and Guaranty Co.	4/30/2006
8/2/2004	SM 209440	$22,980.00	Anne Arundel County	7/7/2006
8/9/2004	SM 209549	$2,088,547.19	Logan Township	8/3/2006
     “Facility LC” is defined in Section 2.21.1.
     “Facility LC Application” is defined in Section 2.21.3.
     “Facility LC Collateral Account” is defined in Section 2.21.11.
     “Facility Termination Date” means November 18, 2010, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for such day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Fitch” means Fitch, Inc.
     “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance comprised of Floating Rate Loans.
     “Floating Rate Loan” means a Dollar Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Guarantor” means the Company, and its successors and assigns.
     “Guaranty” means that certain Guaranty dated the date hereof executed by the Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Indebtedness” of a Person means, as of any date, such Person’s (i) obligations for borrowed money or evidenced by bonds, notes, acceptances, debentures or similar instruments or Letters of Credit (or reimbursement agreements in respect thereof) or bankers’ acceptances, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (v) Capitalized Lease Obligations, (vi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (vii) any Rate Hedging Obligations of such Person, and (viii) all Contingent Obligations of such Person with respect to or relating to the indebtedness, obligations and liabilities of others similar in character to those described in clauses (i) through (vii) of this definition.
     “Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or such longer or shorter period requested by a Borrower and acceptable to all of the Lenders), commencing on a Business Day selected by such Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter (or such longer or shorter period requested by such Borrower and acceptable to all of the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. in its individual capacity, and its successors.
     “LC Fee” is defined in Section 2.21.4.

     “LC Issuer” means Wachovia (or any Subsidiary or affiliate of Wachovia designated by Wachovia) in its capacity as issuer of Facility LCs hereunder and in its capacity as issuer of the Existing Facility LCs.
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date” is defined in Section 2.21.5.
     “Lead Arrangers” means Wachovia Capital Markets, LLC, and J.P. Morgan Securities Inc. and their respective successors and assigns.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on Schedule 4, or otherwise selected by such Lender and the Administrative Agent pursuant to Section 2.19.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).
     “Loan Documents” means this Agreement, the Facility LC Applications, the Notes, the Guaranty and any other instrument or document executed in connection with any of the foregoing at any time (but excluding Rate Hedging Agreements).
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.
     “Modify” and “Modification” are defined in Section 2.21.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multicurrency Advance” means a borrowing hereunder (or continuation or a conversion thereof) consisting of the several Multicurrency Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to a Borrower of the same Type and for the same Interest Period.

     “Multicurrency Commitment” means for each Lender the aggregate amount set forth as its Multicurrency Commitment on Schedule 6 or as set forth in any assignment that has become effective pursuant to Section 12.3, as such amount shall be modified from time to time pursuant to the terms hereof.
     “Multicurrency Commitment Percentage” means as to any Multicurrency Lender, the percentage which such Multicurrency Lender’s Multicurrency Commitment then constitutes of the Aggregate Multicurrency Commitments (or, if the Multicurrency Commitments have terminated or expired, the percentage which (a) the Aggregate Multicurrency Outstanding Credit Exposure of such Multicurrency Lender at such time constitutes of (b) the Aggregate Multicurrency Outstanding Credit Exposure of all Multicurrency Lenders at such time).
     “Multicurrency Lender” means each Lender having a Multicurrency Commitment.
     “Multicurrency Loans” means, with respect to a Multicurrency Lender, such Lender’s Loans made pursuant to Section 2.1(a)(ii).
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company is a party to which more than one employer is obligated to make contributions.
     “Net Worth” means at any time the consolidated stockholder’s equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles .
     “Non-U.S. Borrower” is defined in Section 3.1(b).
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Note” means any promissory note issued at the request of a Lender pursuant to Section 2.15 substantially in the form of Exhibit E.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including any Rate Hedging Obligations) of the Borrowers to the Lenders or to any Lender, the LC Issuer, the Administrative Agent or any indemnified party arising under the Loan Documents.
     “OFAC” is defined in Section 9.6(b).
     “Other Taxes” is defined in Section 3.5(b).
     “Overdue Rate” means a per annum rate that is equal to the sum of two percent (2%) plus the Alternate Base Rate, changing as and when the Alternate Base Rate changes or, with respect to any Alternate Currency Loan, such other overdue rate, if any, as specified in the applicable Alternate Currency Addendum.
     “Participants” is defined in Section 12.2.1.
     “Participating Member State” means any member state of the European Union which has the Euro as its lawful currency.

     “Payment Date” means the last day of each calendar quarter, commencing December 31, 2005.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and as to which the Company or any member of the Controlled Group may have any liability.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.
     “Pro Rata Share” means, with respect to a Lender, (i) in reference to the Dollar Commitment, a portion equal to a fraction the numerator of which is such Lender’s Dollar Commitment and the denominator of which is the Aggregate Dollar Commitment, (ii) in reference to the Multicurrency Commitment, a portion equal to a fraction the numerator of which is such Lender’s Multicurrency Commitment and the denominator of which is the Aggregate Multicurrency Commitment, and (iii) in reference to the Aggregate Commitment, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.
     “Purchasers” is defined in Section 12.3.1.
     “Quotation Date” in relation to any period for which a Eurocurrency Reference Rate for an Agreed Currency other than Dollars is to be determined hereunder, means the date on which quotations would ordinarily be given by prime lenders in the London inter-bank market for deposits in the Agreed Currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.
     “Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.
     “Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Lenders” means Lenders in the aggregate holding at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.
     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of the Securities and Exchange Commission’s Regulation S-X if 5% were substituted for 10% wherever it occurs in such Rule.
     “Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
     “Specified Currency” is defined in Section 2.23.
     “Subsequent Participant” means any member state of the European Union that adopts the Euro as its lawful currency after the date of this Agreement.

     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
     “Subsidiary Borrower” means each Subsidiary of the Company listed as a Subsidiary Borrower on Schedule 1 as amended from time to time in accordance with Section 5.8.
     “Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than 20% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 20% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
     “Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans up to an aggregate amount of $50,000,000.
     “Swingline Lender” means Wachovia or such other Lender which may succeed to its rights and obligations as Swingline Lender pursuant to the terms of this Agreement.
     “Swingline Loan” means any borrowing under Section 2.9 made by the Swingline Lender pursuant to Section 2.1(b).
     “Swingline Note” means a promissory note of the Company evidencing the Swingline Loans (if requested by the Swingline Lender), in substantially the same form as Exhibit F hereto, as amended or modified at the time such Swingline Loan is made to the Company.
     “Syndication Agent” means JPMorgan Chase Bank.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges, or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
     “Transferee” is defined in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Unpaid Amount” is defined in Section 2.20(b).

     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.
     1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules can be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3 References to Agreement and Laws. Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.
     1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.5 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II.
THE CREDITS
     2.1 Commitments of the Lenders and Swing Line Facility.
          (a) Revolving Credit Advances.
     (i) From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to (A) make Loans to the Borrowers in Dollars from time to time and (B) participate in (1) Facility LCs denominated in Dollars issued upon the request of a Borrower and (2) Swingline Loans, in aggregate amounts not to exceed in the aggregate at any one time outstanding the amount of its Dollar Commitment. Each Dollar Advance of Loans pursuant to this Section 2.1(a)(i) shall consist of Dollar Loans made by each Lender ratably in proportion to such Lender’s respective Available Dollar Commitment divided by the aggregate Available Dollar Commitments of all Lenders at such time. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.
     (ii) From and including the date of this Agreement and prior to the Facility Termination Date, each Multicurrency Lender severally agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to make Multicurrency Loans to the Borrowers in Agreed Currencies from time to time prior to the Facility Termination Date so long as after giving effect thereto and any concurrent repayment or prepayment of Loans (A) the Available Multicurrency Commitment of each Multicurrency Lender is greater than or equal to zero, (B) the Dollar Amount of the Aggregate Multicurrency Outstanding Credit Exposure of all Lenders does not exceed $250,000,000 and (C) the Aggregate Outstanding Credit Exposure of all Lenders does not exceed the Aggregate Commitment; provided, however, that the Borrowers shall not request, and the Multicurrency Lenders shall not make Multicurrency Loans in Dollars at any time that Available Dollar Commitment exists. Each Multicurrency Advance shall consist of Multicurrency Loans made by each Multicurrency Lender ratably in proportion to such Multicurrency Lender’s respective Available Multicurrency Commitment divided by the aggregate Available Multicurrency Commitments of all Multicurrency Lenders at such time.
     (iii) Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.
     (iv) Immediately and automatically upon the occurrence of a Default under Sections 7.2, 7.6 or 7.7, (A) each Lender shall be deemed to have unconditionally and irrevocably purchased from each Multicurrency Lender, without recourse or warranty, an undivided interest in and participation in each Multicurrency Loan ratably in accordance with such Lender’s Commitment Percentage, (B) immediately and automatically all Multicurrency Loans outstanding in Agreed Currencies other than Dollars shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Multicurrency Loan determined as of the date of such conversion, (C) each Multicurrency Lender shall be deemed to have unconditionally and irrevocably purchased from each Dollar Lender, without recourse or warranty, an undivided interest in and participation in each Dollar Loan ratably in accordance with such Multicurrency Lender’s Commitment Percentage. Each of the Lenders shall pay to the applicable Multicurrency Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Multicurrency

Loan purchased by such Lender pursuant to this Section 2.1(a)(iv), and each of the Multicurrency Lenders shall pay to the applicable Dollar Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Dollar Loan purchased by such Multicurrency Lender pursuant to this Section 2.1(a)(iv), it being the intent of the Lenders that following such equalization payments, each Lender shall hold its Commitment Percentage of the Aggregate Outstanding Credit Exposure.
          (b) Swingline Loans.
     (i) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time on any Business Day during the period from the date hereof to but excluding the Facility Termination Date in the aggregate principal outstanding amount not to exceed the Swingline Commitment, provided that after giving effect to such Swingline Loan, the Dollar Amount of the Aggregate Outstanding Credit Exposure at any time shall not exceed the Aggregate Commitment, and provided further that at no time shall the Dollar Amount of the Aggregate Outstanding Credit Exposure of the Swingline Lender exceed the Aggregate Commitment of the Swingline Lender. Swingline Loans may be denominated in any Agreed Currency, provided, that the obligation of the Swingline Lender to make Swingline Loans in any Agreed Currency other than Dollars shall be in the Swingline Lender’s sole discretion, and any such Swingline Loans shall be deemed to utilize the Swingline Lender’s Multicurrency Commitment. Each Lender’s Commitment shall be deemed utilized by an amount equal to such Lender’s Commitment Percentage of the Dollar Amount of each Swingline Loan for purposes of determining the amount of Loans required to be made by such Lender. All Swingline Loans shall bear interest at the Alternate Base Rate or such other rate as shall be agreed between the relevant Borrower and the Swingline Lender with respect to any Swingline Loan at the time such Swingline Loan is made. If any Swingline Loan is not repaid by the relevant Borrower on the date when due, each Lender will make a Floating Rate Loan the proceeds of which will be used to repay the Swingline Loan as described in Section 2.1(b)(ii).
     (ii) The Swingline Lender may at any time in its sole and absolute discretion require that any Swingline Loan be refunded by a Floating Rate Advance from the Lenders, and upon written notice thereof by the Swingline Lender to the Administrative Agent, the Lenders and the relevant Borrower, such Borrower shall be deemed to have requested a Floating Rate Advance in an amount equal to the Dollar Amount of such Swingline Loan and such Floating Rate Advance shall be made to refund such Swingline Loan. Any Swingline Loan outstanding in an Agreed Currency other than Dollars, shall, upon the giving of such notice by the Swingline Lender, immediately and automatically be converted to and redenominated in Dollars equal to the Dollar Amount of each such Swingline Loan determined as of the date of such conversion. Each Lender shall be absolutely and unconditionally obligated to fund its Commitment Percentage of such Floating Rate Advance or, if applicable, to purchase a participation interest in the Swingline Loans pursuant to Section 2.1(b)(iii) and such obligation shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender has or may have against the Administrative Agent or any Borrower or any of their respective Subsidiaries or anyone else for any reason whatsoever (including without limitation any failure to comply with the requirements of Section 4.2, other than the Swingline Lender making a Swingline Loan when it had actual knowledge of the existence of a Default); (B) the occurrence or continuance of a Default, subject to Section 2.1(b)(iii); (C) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (D) any breach of this Agreement by any Borrower or any of their respective Subsidiaries or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including without limitation any Borrower’s failure to satisfy any conditions contained in Article IV or any other provision of this Agreement).
     (iii) If, for any reason (including without limitation as a result of the occurrence of a Default with respect to any Borrower pursuant to Article VII) Floating Rate Loans may not be made by the Lenders as described in Section 2.1(b)(ii), then (A) each Borrower agrees that each Swingline Loan not paid pursuant to Section 2.1(b)(ii) shall bear interest, payable on demand by the Swingline Lender, at the Overdue Rate, (B) each Borrower agrees that each Swingline Loan outstanding in an Agreed Currency other than Dollars shall be immediately and automatically converted to and redenominated in Dollars equal to the Dollar Amount of each such Swingline Loan determined as of the date of such conversion, and (C) effective on the date each such Floating Rate Loan would otherwise have been made, each Lender severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default, in lieu of deemed disbursement of loans, to the extent of such Lender’s Commitment, purchase a participation interest in the Swingline Loans by paying its Commitment Percentage thereof, provided, however, that no Lender shall be obligated to purchase such participation in a Swingline Loan made by the Swingline Lender when it had actual knowledge of the existence of a Default. Each Lender will immediately transfer to the Swingline Lender, in same day funds, the amount of its participation. Each Lender shall share based on its Commitment Percentage in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Lender shall not have so made the amount of such participating interest available to the Swingline Lender, such Lender and the Borrowers severally agree to pay to the Swingline Lender forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swingline Lender until the date such amount is paid to the Swingline Lender, at (x) in the case of the Company, at the interest rate specified above and (y) in the case of such Lender, the Federal Funds Effective Rate.
          (c) Alternate Currency Loans.
     (i) Subject to the terms and conditions of this Agreement and the applicable Alternate Currency Addendum, from and including the later of the date of this Agreement and the date of execution of the applicable Alternate Currency Addendum and prior to the Facility Termination Date (unless an earlier termination date shall be specified in the applicable Alternate Currency Addendum), the Administrative Agent and the applicable Alternate Currency Lenders agree, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Lender’s applicable Alternate Currency Commitment; provided, however, (i) at no time shall the outstanding principal amount of all Alternate Currency Loans exceed the Alternate Currency Commitment for such currency, (ii) at no time shall the Aggregate Multicurrency Outstanding Credit Exposure exceed the Aggregate Multicurrency Commitments, (iii) at no time shall the aggregate outstanding principal amount of the Alternate Currency Loans for any specific Alternate Currency exceed the amount specified as the maximum amount for such Alternate Currency in the applicable Alternate Currency Addendum and (iv) at no time shall the aggregate Alternate Currency Commitments exceed $50,000,000. The Dollar Amount of any Alternate Currency Commitment of an Alternate Currency Lender shall be deemed to utilize such Lender’s Multicurrency Commitment. Each Alternate Currency Loan shall consist of Alternate Currency Loans made by each applicable Alternate Currency Lender ratably in proportion to such Alternate Currency Lender’s respective Alternate Currency Share. Subject to the terms of this Agreement and the applicable Alternate Currency Addendum, the Borrowers may borrow, repay and reborrow Alternate Currency Loans at any time prior to the Facility Termination Date. On the Facility Termination Date, the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Borrower and prior to the Facility Termination Date prepayments of the Alternate Currency Loans shall be made by the applicable Borrower if and to the extent required by this Agreement. Subject to the applicable Alternate Currency Addendum, each Alternate Currency Loan shall have a maturity of one, two, three or six months and bear interest at the Eurocurrency Rate for such period as if such Loan were a Eurocurrency Loan.
     (ii) The Company may, by written notice to the Administrative Agent request the establishment of additional Alternate Currency Commitments in additional Alternate Currencies provided the Dollar Amount of the Alternate Currency Commitment requested together with the Aggregate Multicurrency Outstanding Credit Exposure does not exceed the Aggregate Multicurrency Commitments (each such request, a “Request for a New Alternate Currency Facility”). The Administrative Agent will promptly forward to the Multicurrency Lenders any Request for a New Alternate Currency Facility received from the Company; provided each Lender shall be deemed not to have agreed to such request unless its written consent thereto has been received by the Administrative Agent within ten (10) Business Days from the date of such notification by the Administrative Agent to such Lender (or such shorter period as shall be specified by the Company in the Request for a New Alternate Currency Facility). In the event that one or more Multicurrency Lenders consent to such Request for a New Alternate Currency Facility and agree to make Alternate Currency Loans in such Alternate Currency in an amount not less than that requested by the Company, upon execution of the applicable Alternate Currency Addendum and the other documents, instruments and agreements required pursuant to this Agreement and such Alternate Currency Addendum, the Alternate Currency Loans with respect thereto may be made.
     (iii) Except as otherwise required by applicable law, in no event shall the Administrative Agent or Alternate Currency Lenders have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate their Alternate Currency Commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that such Administrative Agent and Alternate Currency Lenders shall, in each case, have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to Section 8.1.
     (iv) Immediately and automatically upon the occurrence of a Default under Sections 7.2, 7.6 or 7.7, each Lender shall be deemed to have unconditionally and irrevocably purchased from each Alternate Currency Lender, without recourse or warranty, an undivided interest in and participation in each Alternate Currency Loan ratably in accordance with such Lender’s Commitment Percentage, and immediately and automatically all Alternate Currency Loans shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Alternate Currency Loan determined as of the date of such conversion. Each of the Lenders shall pay to the applicable Alternate Currency Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Lender pursuant to this Section 2.1(c)(iv).
     2.2 Optional Increase of the Commitments.
     So long as no Default or Unmatured Default shall have occurred and be continuing, at any time after the Closing Date, the Company shall have the right, in consultation with the Administrative Agent, from time to time and upon not less than fifteen (15) days prior written notice to the Administrative Agent, to increase the Aggregate Commitment; provided that:
          (a) Each increase in the Aggregate Commitment shall be in an aggregate principal amount of at least $50,000,000 or a whole multiple of $10,000,000 in excess thereof up to a maximum total increase in the Aggregate Commitment of $500,000,000. Increases in the Aggregate Commitment pursuant to this Section 2.2 shall not increase or otherwise affect the Aggregate Multicurrency Commitment, the Swingline Commitment or the Letter of Credit sublimit set forth in Section 2.21.1.
          (b) Loans issued in respect of any increase in the Aggregate Commitment pursuant to this Section 2.2 will rank pari passu in right of payment and security with the other Loans issued hereunder and shall constitute and be part of the “Obligations” arising under this Agreement.
          (c) (i) Each existing Lender shall have the right, but not the obligation, to commit to all or a portion of the proposed increase, (ii) the failure by any existing Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender and (iii) if the Administrative Agent does not receive sufficient commitments from the existing Lenders to fund the entire amount of the proposed increase, the Company may then solicit commitments from other banks, financial institutions or investment funds that are reasonably acceptable to both the Administrative Agent and the Company.
          (d) Any increase in the Aggregate Commitment which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (i) this Agreement will be amended by the Borrowers, the Administrative Agent and each Lender whose Commitment is being increased (but notwithstanding Section 8.2, without any requirement that the consent of any other Lender be obtained) to reflect the revised Commitment and Commitment Percentage of each of the Lenders, (ii) the outstanding Credit Extensions will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall indemnify each Lender for any loss or costs required pursuant to Section 3.4 in connection with such reallocation as if such reallocation were a repayment) and (iii) if requested by such Lender or Lenders, the Borrowers will deliver new Note(s) to the Lender or Lenders whose Commitment(s) is or are being increased reflecting the revised Commitment of such Lender(s).
          (e) Any increase in the Aggregate Commitment which is accomplished by addition of a new Lender or Lenders under the Agreement shall be accomplished as follows: (i) each new Lender shall be an Eligible Assignee and shall be subject to the consent of the Administrative Agent and the Company, on behalf of itself and the Subsidiary Borrowers, which consents shall not be unreasonably withheld, (ii) this Agreement will be amended by the Borrowers, the Administrative Agent and each new Lender (but notwithstanding Section 8.2, without any requirement that the consent of any other Lender be obtained) to reflect the addition of each new Lender as a Lender hereunder and to reflect the revised Commitment and Commitment Percentages of each of the Lenders (including each new Lender), (iii) the outstanding Credit Extensions and Commitment Percentages will be reallocated on the effective date of such increase among the Lenders (including each new Lender) in accordance with their revised Commitment Percentages (and the Lenders (including each new Lender) agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall indemnify each Lender for any loss or costs required pursuant to Section 3.4 in connection with such reallocation as if such reallocation were a repayment) and (iv) at the request of any new Lender, the Borrowers will deliver a Note to such new Lender.

          (f) Prior to any increase to the Aggregate Commitment under this Section 2.2, the Borrowers and the Guarantor shall provide corporate resolutions (or the equivalent for non-corporate entities) authorizing and approving such increase and otherwise in form and substance satisfactory to the Administrative Agent.
     2.3 Determination of Dollar Amounts; Termination.
          (a) The Administrative Agent will determine the Dollar Amount of:
     (i) each Advance as of the date two (2) Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance;
     (ii) all outstanding Advances, LC Obligations and Alternate Currency Loans on and as of the last day of each Interest Period (but not less frequently than quarterly), on receipt of any notice from the Company as to the reduction of the Aggregate Commitment, and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders; and
     (iii) all outstanding Advances, LC Obligations and Alternate Currency Loans on each Business Day during which Aggregate Dollar Outstanding Credit Exposure of all Lenders exceeds $700,000,000 (or such ratable amount of any reduced Aggregate Dollar Commitment) or Aggregate Multicurrency Outstanding Credit Exposure exceeds $200,000,000 (or such ratable amount of any reduced Aggregate Multicurrency Commitments).
     Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i), (ii) and (iii) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day.
          (b) Any outstanding Advances together with any other unpaid Obligations then due and payable shall be paid in full by the Borrowers on the Facility Termination Date.
     2.4 Ratable Loans.
     Each Multicurrency Advance (which excludes Alternate Currency Loans) hereunder shall consist of Multicurrency Loans made from the several Multicurrency Lenders ratably in proportion to such Multicurrency Lenders’ respective Available Multicurrency Commitment divided by the aggregate Available Multicurrency Commitments of all Multicurrency Lenders at such time, and each Dollar Advance hereunder shall consist of Dollar Loans made from the Lenders ratably according to their Dollar Commitment Percentage.
     2.5 Types of Advances.
     The Advances may be Floating Rate Advances or Eurocurrency Advances, on the one hand, and Dollar Advances or Multicurrency Advances on the other hand, or a combination thereof, selected by the relevant Borrowers in accordance with Sections 2.9 and 2.10, provided, however, that a Floating Rate Advance must also be a Dollar Advance or a Multicurrency Advance denominated in Dollars, and provided that all Multicurrency Advances (other than Multicurrency Advances in Dollars) and all Alternate Currency Loans shall be Eurocurrency Advances.
     2.6 Facility Fee; Reductions in Aggregate Commitment; Utilization Fee.

     The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, determined in accordance with the Pricing Schedule, calculated on the Aggregate Commitment, whether used or unused, payable quarterly in arrears for the ratable benefit of the Lenders from the date of this Agreement until the Facility Termination Date. The Aggregate Commitment may permanently and ratably be reduced by the Company in multiples of $10,000,000 upon three (3) Business Days’ prior written notice. Any such reduction shall be allocated ratably between the Dollar Commitment and the Multicurrency Commitment. For each day on which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, a utilization fee at the per annum rate set forth on the Pricing Schedule will accrue on the aggregate principal amount of outstanding Advances for the ratable benefit of the Lenders, payable in arrears on each Payment Date until the Facility Termination Date.
     2.7 Minimum Amount of Each Advance.
     Each Eurocurrency Advance shall be in the minimum Equivalent Amount of $5,000,000 (and in multiples of Equivalent Amounts of $1,000,000 in excess thereof, or in the case of a Multicurrency Advance, such other lesser multiple as the Administrative Agent deems appropriate), and each Floating Rate Advance (other than an Advance to repay Swingline Loans) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. Each Swingline Loan denominated in Dollars shall be in the minimum amount of $5,000,000 (and in multiples of $500,000 if in excess thereof) or in the case of Swingline Loans denominated in any currency other than Dollars, such other minimum amounts and multiples as the Swingline Lender shall determine, provided, however, that any Swingline Loan may be in the amount of the unused Swingline Commitment. Alternate Currency Loans shall be in such minimum amounts as are set forth in the applicable Alternate Currency Addendum.
     2.8 Prepayments.
          (a) The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Days’ prior notice to the Administrative Agent, who shall give prompt notice thereof to the Lenders.
          (b) The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate Equivalent Amount of $5,000,000, any portion of the outstanding Eurocurrency Advances upon three (3) Business Days’ prior notice to the Administrative Agent, who shall give prompt notice thereof to the Lenders.
          (c) If at any time, for any reason, the Aggregate Outstanding Credit Exposure of all Lenders shall exceed the Aggregate Commitment then in effect, the Borrowers shall, without notice or demand, immediately prepay the Dollar Loans and/or Multicurrency Loans such that the sum of the aggregate principal amount of Dollar Loans so prepaid, and the Dollar Amount of the aggregate principal amount of Multicurrency Loans so prepaid, at least equals the amount of such excess.
          (d) If, at any time for any reason, either (i) the Aggregate Multicurrency Outstanding Credit Exposure of all Multicurrency Lenders exceeds the Aggregate Multicurrency Commitments of the Multicurrency Lenders or (ii) the Aggregate Dollar Outstanding Credit Exposure of all Lenders exceeds the aggregate Dollar Commitments of all Lenders, the Borrowers shall, without notice or demand, immediately prepay the Multicurrency Loans in a Dollar Amount at least equal to the excess referred to in (i) (such repayment to be in the applicable currency) and the Dollar Loans in an amount at least equal to the excess referred to in (ii) (such repayment to be in Dollars).

          (e) Each prepayment pursuant to this Section 2.8 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.
          (f) Notwithstanding the foregoing, mandatory prepayments of Multicurrency Loans that would otherwise be required pursuant to this Section 2.8 solely as a result of fluctuations in exchange rates from time to time shall only be required to be made pursuant to this Section 2.8 on a Computation Date on the basis of the exchange rates in effect on such Computation Date.
     2.9 Method of Selecting Types and Interest Periods for New Advances.
     The Company or the relevant Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Company or the relevant Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. on the Borrowing Date of each Floating Rate Advance (other than Swingline Loans), not later than 12:00 p.m. three (3) Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars, and not later than 11:00 a.m. (London time) three (3) Business Days before the Borrowing Date for each Multicurrency Advance in an Agreed Currency other than Dollars, specifying:
          (a) the Borrower;
          (b) the Borrowing Date, which shall be a Business Day, of such Advance;
          (c) the aggregate amount of such Advance;
          (d) the Type of Advance selected;
          (e) in the case of each Eurocurrency Advance, the Interest Period, and Agreed Currency applicable thereto; and
          (f) details relating to funds transfer for such Advance.
     The Company or the relevant Borrower shall give the Administrative Agent notice of its request not later than 11:00 a.m. on the same Business Day such Swingline Loan is requested to be made for each Swingline Loan in Dollars and not later than 10:00 a.m. London time on the same Business Day such Swingline Loan is requested to be made for each Swingline Loan in any Agreed Currency other than Dollars. Not later than 1:00 p.m. on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.
     2.10 Conversion and Continuation of Outstanding Advances.
     Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:
          (a) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and
          (b) each such Multicurrency Advance shall automatically continue as a Multicurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Multicurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Multicurrency Advance continue as a Multicurrency Advance for the same or another Interest Period.
     Subject to the terms of Section 2.7, the applicable Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency (other than an Alternate Currency); provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (each a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. at least one Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Multicurrency Advance, prior to the date of the requested conversion or continuation, specifying:
          (a) the requested date, which shall be a Business Day, of such conversion or continuation; and
          (b) the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.
     2.11 Method of Borrowing.
     On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is a Dollar Loan or a Multicurrency Loan denominated in Dollars, not later than 1.00 p.m., in Federal or other funds immediately available to the Administrative Agent, at its address specified in or pursuant to Article XIII and, (ii) if such Loan is a Multicurrency Loan, denominated in Agreed Currency other than Dollars or subject to any applicable Alternate Currency Addendum, not later than 1:00 p.m., local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan in the same currency, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

     2.12 Changes in Interest Rate, etc.
     Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
     2.13 Rates Applicable After Default.
     Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of any Default or Unmatured Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum; and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.
     2.14 Method of Payment.
          (a) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or converted into. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds by wire transfer to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the applicable Borrower, by noon (local time) on the date when due and (except for payments on Swingline Loans and Alternate Currency Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders or except as otherwise specifically required hereunder) shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and, except for payments of Alternate Currency Loans, shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the

Administrative Agent received at, (i) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the applicable Borrower at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. In relation to the payment of any amount of Euro, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in London (or such other principal financial center in such Participating Member State as the Administrative Agent may from time to time nominate for this purpose) as the Administrative Agent shall from time to time nominate for this purpose.
          (b) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the relevant Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
     2.15 Noteless Agreement; Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
          (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
          (d) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes (but not more than one Note for each Agreed Currency) payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

     2.16 Telephonic Notices.
     The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices given to the Administrative Agent by any person or persons listed on Schedule 7, as such Schedule may be revised by the Company from time to time in accordance with Section 13.1, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent regarding the telephonic notice shall govern absent manifest error.
     2.17 Interest Payment Dates; Interest and Fee Basis.
     Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as appropriate. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable in arrears on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity, and with respect to any Alternate Currency Loan, the date specified as the date on which interest is payable in the applicable Alternate Currency Addendum. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Facility fees, utilization fees and interest on Eurocurrency Advances and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.18 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.
     Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent shall notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender, the Company and the relevant Borrower of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender and the Company prompt notice of each change in the Alternate Base Rate.

     2.19 Lending Installations.
     Each Lender will book its Loans and its participation in LC Obligations and the LC Issuer may book the Facility LCs at the appropriate Lending Installation listed on Schedule 4 or such other Lending Installation designated by such Lender or the LC Issuer in accordance with the final sentence of this Section 2.19. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participation in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by not less than one days’ prior written notice to the Administrative Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
     2.20 Non-Receipt of Funds by the Administrative Agent.
          (a) Unless the relevant Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or any payment by such Lender pursuant to Sections 2.1(a)(iv), 2.1(b)(iii) or 2.1(c)(iv), or (ii) in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or such other rate which is customary for the settlement of overnight interbank transactions in the currency of such payment, or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan. With respect to Multicurrency Advances, a payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in Euro, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in Euros to the account with the bank in the principal financial center in the Participating Member State which the relevant Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 2.20, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Euros.
          (b) The failure of any Lender to make the Loan to be made by it as part of any Advance shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Advance, but no Lender, except as otherwise provided in the next sentence of this Section 2.20(b), shall be responsible for the failure of a Defaulting Lender to make the Loan to be made by such Defaulting Lender on the date of any Advance. Notwithstanding the foregoing sentence, but otherwise subject to the terms and conditions of this Agreement, the Administrative Agent shall notify each Lender of the failure by a Defaulting Lender to make a Dollar Loan required to be made by it hereunder (the amount not made available being the “Unpaid Amount”), and each Lender shall immediately transfer to the Administrative Agent on such date the lesser of such Lender’s proportionate share (based on its Dollar Commitment divided by the Dollar Commitments of all Lenders that have not so failed to fund their Loans) of the Unpaid Amount and its unused Commitment. Any such transfer shall be deemed to be a Floating Rate Loan by such Lender. Each Defaulting Lender shall pay on demand to each other Lender that makes a payment under this Section 2.20(b) the amount paid by such other Lender to cover such failure, together with interest thereon, for each day from the date such payment was made until the date such other Lender has been paid such amount in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%).
     2.21 Facility LCs.
2.21.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue commercial and standby letters of credit in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of a Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $100,000,000, (ii) the Aggregate Dollar Outstanding Credit Exposure shall not exceed the Aggregate Dollar Commitment, and (iii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance. The Existing Facility LCs shall be deemed to be Facility LCs issued and outstanding under this Agreement; provided, however, that such Existing Facility LCs shall be replaced by Facility LCs issued by Wachovia, as the LC Issuer under this Agreement, upon the expiration and/or maturity thereof and shall not be otherwise extended, renewed or modified.
2.21.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.21, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
2.21.3. Notice. Subject to Section 2.21.1, a Borrower shall give the LC Issuer notice prior to 11:00 a.m. at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof (including whether it is a standby or commercial letter of credit) and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that such Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.21.4. LC Fees. The relevant Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount agreed upon between the LC Issuer and such Borrower at the time of issuance calculated on the initial stated amount (or, with respect to any Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (such fee described in this sentence an “LC Fee”). Such Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee (A) in the amount of 0.125% per annum calculated on the stated amount of each standby Facility LC, and (B) in an amount to be agreed upon between the LC Issuer and such Borrower with respect to each commercial Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.
2.21.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.21.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
2.21.6. Reimbursement by Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC issued for any Borrower’s account, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by a Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from a Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), a Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.21.7. Obligations Absolute. Each Borrower’s obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrowers or of any of their Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of a Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.
2.21.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders or all Lenders, as the case may be in accordance with Section 8.2, as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or refusing to take any such action. Notwithstanding any other provision of this Section 2.21, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders or, if required pursuant to Section 8.2, all Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.21.9. Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrowers may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Borrowers under any other provision of this Agreement.
2.21.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.21 or any action taken or omitted by such indemnitees hereunder.
2.21.11. Facility LC Collateral Account. Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Wachovia having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the

Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account, obligate the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
2.21.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
     2.22 Market Disruption.
     Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the relevant Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the relevant Borrower notifies the Administrative Agent at least two (2) Business Days before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.
     2.23 Judgment Currency.
     If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main Charlotte office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the relevant Borrower.

     2.24 Payment Provisions Relating to the Euro.
     (a) Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the Euro.
     (b) If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the London Interbank Market or, as the case may be, the Paris Interbank Market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided, that if any Loan in the currency of such Subsequent Participant is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
     (c) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and (i) without prejudice to the respective liabilities for indebtedness of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement and (ii) without increasing the Multicurrency Commitment of any Lender:
     (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency denomination of a Subsequent Participant to be paid to or by the Administrative Agent shall, immediately upon such Subsequent Participant becoming a Participating Member State, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify; and
     (ii) except as expressly provided in this Section 2.24, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate.
     2.25 Redenomination and Alternative Currencies.
     Each obligation under this Agreement of a party to this Agreement which has been denominated in the national currency unit of a Subsequent Participant state shall be redenominated into the Euro in accordance with EMU legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation).
     2.26 Replacement of Lender.
     If any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3, or if any Lender shall become a Defaulting Lender (any Lender so affected an “Affected Lender”), the Company may elect, if such amounts continue to be charged or such suspension is still effective or such Lender continues to be a Defaulting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5. Nothing herein shall release any Defaulting Lender from any obligation it may have to any Borrower, the Administrative Agent or any other Lender.
     2.27 Application of Payments with Respect to Defaulting Lenders.
     No payments of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:
     (a) First, if applicable to any payments due to the Swingline Lender under Section 2.1(b)(iii); and
     (b) Second, to Loans required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Loans.
     Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.
ARTICLE III.
YIELD PROTECTION; TAXES
     3.1 Yield Protection.
          (a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any such event, a “Change in Law”):
     (i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of maintaining its Commitment or making, funding or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to its Commitment or the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loan, or Commitment, Facility LCs or participations therein, then, within 30 days of demand by such Lender or the LC Issuer, as the case may be, the relevant Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer for such increased cost or reduction in amount received.
          (b) Non-U.S. Reserve Costs or Fees With Respect to Loans to Non-U.S. Borrowers. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law) imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer of making or maintaining its Eurocurrency Loans or of issuing or participating in Facility LCs to any Borrower that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or its Commitment to any Non-U.S. Borrower or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer in connection with such Eurocurrency Loans, Facility LCs or participations therein to any Non-U.S. Borrower or its Commitment to any Non-U.S. Borrower, then, within 30 days of demand by such Lender or the LC Issuer, such Non-U.S. Borrower shall pay such Lender or the LC Issuer such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received, provided that such Non-U.S. Borrower shall not be required to compensate any Lender or the LC Issuer for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender or LC Issuer as a result of the calculation of the interest rate applicable to Eurocurrency Advances pursuant to clause (i)(b) of the definition of “Eurocurrency Rate.”
     3.2 Changes in Capital Adequacy Regulations.
     If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any entity controlling such Lender or the LC Issuer is increased as a result of a Change (as defined below), then, within 15 days of demand by such Lender or the LC Issuer, the Company shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Aggregate Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any other Change in Law which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any entity controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Advances.
     If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances at the end of the then current Interest Period for the affected Eurocurrency Advance.
     3.4 Funding Indemnification.
     If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.
     3.5 Taxes.
          (a) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
          (b) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

          (c) The Borrowers hereby agree to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
          (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement, (i) deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement from the Company and any other Borrower that is not a Non-U.S. Borrower without deduction or withholding of any United States federal income taxes, or (ii) deliver to each of the Company and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments from the Company and any other Borrower other than a Non-U.S. Borrower without any deduction or withholding of United States federal income tax.
          (e) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
          (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Each Multicurrency Lender which is neither a resident of the United Kingdom nor a bank carrying on a bona fide banking business in the United Kingdom agrees to furnish, on or before the date such Lender makes a Loan to a Borrower in the United Kingdom or denominated in British Pounds Sterling, to the Administrative Agent, the Company and any relevant Subsidiary Borrower evidence satisfactory to the Administrative Agent and the Company that such Lender has filed with the United

Kingdom Inland Revenue a “Claim on Behalf of a United States Domestic Corporation to Relief from United Kingdom Income Tax on Interest and Royalties Arising in the United Kingdom” or other appropriate form or forms of exemption from withholding tax and received from the Inland Revenue authority that payments to such Lender by the relevant Borrower hereunder may be made gross; provided that such Lender’s failure to furnish such evidence shall not relieve the Company or any Subsidiary Borrower of any of their respective obligations under this Agreement, except as otherwise provided in this Section 3.5.
          (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6 Lender Statements; Survival of Indemnity.
     To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
     3.7 Limitation/Delay in Requests.
     Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV.
CONDITIONS PRECEDENT
     4.1 Initial Credit Extension.
     The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrowers have satisfied the following conditions:
          (a) Each Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:
     (i) Copies of the articles or certificate of incorporation of such Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
     (ii) Copies, certified by the Secretary or Assistant Secretary of such Borrower, of its by-laws or code of regulations and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.
     (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.
     (iv) A certificate, signed by the Chief Financial Officer or Treasurer of such Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.
     (v) A written opinion of such Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit A.
     (vi) Any Notes requested by a Lender pursuant to Section 2.15 payable to the order of each such requesting Lender.
     (vii) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.
     (viii) A pro forma covenant compliance certificate in form and substance reasonably satisfactory to the Administrative Agent from the Chief Financial Officer or Treasurer of the Company.
     (ix) The Guaranty, duly executed by the Company.
     (x) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

     (xi) Such other documents as any Lender or its counsel may have reasonably requested.
          (b) Evidence satisfactory to the Administrative Agent that the Existing Facilities shall have been terminated and all indebtedness, liabilities and obligations outstanding thereunder shall have been paid in full or will be paid from the proceeds of the initial Advance.
          (c) Payment of the fees described in the letter agreement referred to in Section 10.13.
     4.2 Each Credit Extension.
     The Lenders shall not be required to make, continue or convert any Credit Extension, and the Swingline Lender shall not be required to make any Swingline Loan, unless on the applicable Credit Extension Date or date of conversion or continuation:
          (a) There exists no Default or Unmatured Default.
          (b) The representations and warranties contained in Article V (other than Section 5.5, 5.7 and 5.15) are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
          (c) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.
          (d) Each Borrowing Notice, each Conversion/Continuation Notice or request for the issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Company and each of the Borrowers represents and warrants to the Lenders that:
     5.1 Existence and Standing.
     Each of the Company and its Significant Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization and Validity.
     Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent.
     Neither the execution and delivery by the Borrowers of the Loan Documents to which they are a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower or (ii) any Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, code or regulations, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Borrower, is required to be obtained by any Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4 Financial Statements.
     The following consolidated financial statements heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended (except for (i) the Company’s determination to restate such financial statements to classify the Pharmaceutical Technologies and Services segment’s Humacao, Puerto Rico, operations as discontinued operations and (ii) the effects of the failure of the Company to process certain vendor credits and the subsequent recording of a charge against (or restatement of, as the case may be) the financial statements described below, in each case, as disclosed in the financial statements referenced in subsection (b) below), subject, in the case of such interim statements, to routine year-end audit adjustments:
          (a) June 30, 2005 audited consolidated financial statements of the Company and its Subsidiaries; and
          (b) September 30, 2005 unaudited interim consolidated financial statements of the Company and its Subsidiaries.
     5.5 Material Adverse Change.
     Since June 30, 2005 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.6 Taxes.
     The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7 Litigation and Contingent Obligations.
     Except as disclosed as material in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers or of any treasury or finance department employee of the Company serving as the Company’s primary representative relating to the transactions contemplated by this Agreement, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. As of the date of this Agreement, other than any liability incident to any litigation, arbitration, investigation or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) has been disclosed in accordance with the foregoing sentence of this Section 5.7, the Company has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     5.8 Subsidiaries.
     Schedule 1 contains an accurate list of all Subsidiaries of the Company (other than immaterial or inactive Subsidiaries) and each Subsidiary Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, except to the extent that the lack of such status could not reasonably be expected to have a Material Adverse Effect. The Company may amend Schedule 1 from time to time by delivering to the Administrative Agent an updated list of Subsidiaries, and the Company may designate any Subsidiary thereon which is directly or indirectly 80% or more owned by the Company as a Subsidiary Borrower hereunder so long as (a) the Company provides the Administrative Agent and the Lenders ten (10) days prior notice of such designation, (b) the Company guarantees the obligations of such new Subsidiary Borrower pursuant to the terms of the Guaranty, (c) such new Subsidiary Borrower delivers all corporate or organizational documents and authorizing resolutions and legal opinions reasonably requested by the Administrative Agent together with such documentation as may be reasonably requested by the Administrative Agent and the Lenders in connection with “know your customer” and similar compliance requirements, (d) such new Subsidiary Borrower agrees to the terms and conditions of this Agreement and the Borrowers and the new Subsidiary Borrower execute all agreements and take such other action reasonably requested by Administrative Agent and (e) all applicable Lenders are able (i) under their respective internal policies and guidelines with respect to (A) lending to borrowers located in certain foreign jurisdictions and (B) lending in certain foreign currencies and (ii) under all constitutions, laws, statutes, ordinances, rules, treaties, regulations, orders of courts or governmental authorities, to lend to such new Subsidiary Borrower. Schedule 1 may be amended to remove any Subsidiary as a Subsidiary Borrower upon (i) written notice by the Company to the Administrative Agent to such effect and (ii) repayment in full of all outstanding Loans of such Subsidiary Borrower.

     5.9 ERISA.
     The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed 2% of Adjusted Tangible Net Worth. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations where the failure to so comply could reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan where such occurrence could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Significant Subsidiaries have withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan where in either instance a liability in excess of 2% of Adjusted Tangible Net Worth could reasonably be expected to result.
     5.10 Accuracy of Information.
     No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that to the extent any such information, exhibits or reports include or incorporate by reference any forward-looking statement (each, a “Forward-Looking Statement”) which reflects the Company’s current view (as of the date such Forward-Looking Statement is made) with respect to future events, prospects, projections or financial performance, such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement.
     5.11 Regulation U.
     Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.12 Maintenance of Property.
     The Company and its Subsidiaries maintain all Property and keep such Property in good repair, working order and condition in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
     5.13 Insurance.
     The Company, and each Significant Subsidiary, maintains as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
     5.14 Plan Assets; Prohibited Transactions.
     The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.15 Environmental Matters.
     In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.16 Investment Company Act.
     Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.17 Public Utility Holding Company Act.
     Neither the Company nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     5.18 Default.
     There exists no Default or Unmatured Default under Article VII of this Agreement.
ARTICLE VI.
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting.
     The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:
          (a) Within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in Agreement Accounting Principles and required or approved by the Company’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows.

          (b) Within 60 days after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer, Controller, or Treasurer.
          (c) Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its Chief Financial Officer, Controller, or Treasurer and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
          (d) As soon as possible and in any event within ten (10) Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer, Controller, or Treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.
          (e) As soon as possible and in any event within ten (10) Business Days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
          (f) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     6.2 Use of Proceeds.
     The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions: (i) to refinance the Existing Facilities; and (ii) for general corporate purposes, including Acquisitions and commercial paper back-up. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
     6.3 Notice of Default.
     Promptly upon knowledge thereof by any officer of the Company, any Borrower or any Significant Subsidiary or by any treasury or finance department employee of the Company serving as the primary representative relating to the transactions contemplated by this Agreement, the Company will, and will cause each such Person to, give notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4 Conduct of Business; Maintenance of Property.
     The Company will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or fields related thereto (except that the Company and its Significant Subsidiaries shall have no duty to renew or extend contracts which expire by their terms) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each Significant Subsidiary to, maintain, preserve and protect all Property and keep such Property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.5 Taxes.
     The Company will, and will cause each Significant Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.6 Insurance.
     The Company will, and will cause each Significant Subsidiary to, maintain as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
     6.7 Compliance with Laws.
     The Company will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.8 Inspection.
     The Company will, and will cause each Significant Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Significant Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Significant Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender may designate, provided that neither the Company nor any of its Subsidiaries shall be responsible for the costs and expenses incurred by the Administrative Agent, any Lender, or their representatives in connection with such inspection prior to the occurrence and continuation of a Default.
     6.9 Merger.
     The Company will not, nor will it permit any Significant Subsidiary to, merge or consolidate with or into any other Person, except that, provided that no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a pro forma basis reasonably acceptable to the

Administrative Agent, the Company may merge or consolidate with any other U.S. corporation and each Significant Subsidiary may merge or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and (ii) in the case of any such merger or consolidation involving a Significant Subsidiary which is a Subsidiary Borrower, the surviving corporation unconditionally assumes all of such Borrower’s obligations under this Agreement and remains or becomes a Subsidiary Borrower.
     6.10 Sale of Assets.
     The Company will not, nor will it permit any Significant Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than the Company or another Subsidiary), except:
          (a) Sales of inventory in the ordinary course of business.
          (b) Sales or other dispositions in the ordinary course of business of fixed assets for the purpose of replacing such fixed assets, provided that such fixed assets are replaced within 360 days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fixed assets sold or otherwise disposed of.
          (c) Sales or other dispositions outside the ordinary course of business of accounts receivable, lease receivables, leases or equipment which had been leased by the Company or such Significant Subsidiary, provided that any such sale or other disposition is for reasonably equivalent value and could not reasonably be expected to have a Material Adverse Effect.
          (d) Other leases, sales (including sale-leasebacks) or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses (a), (b) and (c) above) as permitted by this Section 6.10 during the twelve-month period ending with the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries, or together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses (a) and (b) above) as permitted by this Section 6.10 during the period from the date of this Agreement to the end of the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute 35% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the fiscal year in which any such lease, sale or other disposition occurs.
          (e) Sales of Rate Hedging Agreements.
     Notwithstanding anything in this Section 6.10 to the contrary, (i) no such leases, sales or other dispositions of property may be made (other than pursuant to clause (a) above) if any Default or Unmatured Default has occurred and is continuing, and (ii) all leases, sales and other dispositions of Property at any time shall be for not less than the fair market value of such Property as determined in good faith by the Company.
     6.11 Investments.
     The Company will not, nor will it permit any Significant Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

          (a) Cash Equivalent Investments.
          (b) Investments in Subsidiaries.
          (c) Other Investments in existence on the date hereof.
          (d) Other Investments provided that the aggregate amount of such Investments made in any fiscal year does not exceed 25% of Adjusted Tangible Net Worth as of the beginning of such fiscal year.
          (e) Investments in Rate Hedging Agreements.
     6.12 Liens.
     The Company will not, nor will it permit any Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Significant Subsidiaries, except:
          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
          (b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
          (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the PBGC).
          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.
          (e) Liens existing on the date hereof.
          (f) Liens on any assets which exist at the time of acquisition of such assets by the Company or any of its Subsidiaries, or liens to secure the payment of all of any part of the purchase price of such assets upon the acquisition of such assets by the Company or any of its Subsidiaries or to secure any Indebtedness incurred or guaranteed by the Company or any of its Subsidiaries prior to, at the time, of or within 360 days after, such acquisition (or, in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later), which Indebtedness is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon, provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to such assets theretofore owned by the Company or any of its Subsidiaries other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located, provided further, however, that the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by this Section 6.12(f) shall not at any time exceed 10% of Adjusted Tangible Net Worth.
          (g) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction), of the assets subject to such liens (including without limitation liens incurred in connection with pollution control, industrial revenue or similar financings).
          (h) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).
          (i) So long as no Default under Section 7.9 would occur in connection therewith, Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any of its Subsidiaries with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party.
          (j) Liens securing Indebtedness described in Section 6.13(d) and (e).
          (k) Liens securing Indebtedness and not otherwise permitted by the foregoing provisions of this Section 6.12, provided that the aggregate outstanding principal amount of the Indebtedness secured by all such Liens shall not at any time exceed 25% of Adjusted Tangible Net Worth.
     6.13 Subsidiary Indebtedness.
     The Company will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except:
          (a) The Loans and the Reimbursement Obligations.
          (b) Indebtedness outstanding on the date of this Agreement or incurred pursuant to commitments in existence on the date of this Agreement.
          (c) Indebtedness of any Subsidiary to the Company or any other Subsidiary.
          (d) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness existed at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary.

          (e) Any refunding or refinancing of any Indebtedness referred to in clauses (a) through (d) above, provided that any such refunding or refinancing of Indebtedness referred to in clause (b), (c) or (d) does not increase the principal amount thereof.
          (f) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business.
          (g) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Subsidiary in the ordinary course of business for bona fide business purposes, provided that the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $100,000,000.
          (h) Indebtedness of a Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, Letters of Credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries incurred or assumed in connection with the disposition of any business, property or Subsidiary.
          (i) Indebtedness arising from Rate Hedging Obligations.
          (j) Contingent Obligations (to the extent permitted by Section 6.15).
          (k) Indebtedness outstanding under investment grade commercial paper programs.
          (l) Other Indebtedness; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of the Subsidiaries does not exceed an amount equal to 25% of Adjusted Tangible Net Worth at such time.
     6.14 Limitation on Restrictions on Significant Subsidiary Distributions.
     The Company will not, and will not permit any Significant Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Significant Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any capital stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (ii) make loans or advances to the Company or any other Subsidiary of the Company or (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the capital stock or assets of such Subsidiary, and (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.12 so long as such restriction applies only to the asset encumbered by such permitted Lien.
     6.15 Contingent Obligations.
     The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) the Guaranty, (iv) Contingent

Obligations of special-purpose finance Subsidiaries, provided that no Person has recourse against the Company or any Significant Subsidiary for such Contingent Obligations, (v) Contingent Obligations arising from the sale by Pyxis Corporation of lease receivables, leases or equipment, provided that the aggregate amount of such Contingent Obligations do not at any time exceed 10% of Adjusted Tangible Net Worth, (vi) Contingent Obligations arising out of operating or synthetic leases entered into by Subsidiaries of the Company, provided that the aggregate amount of such Contingent Obligations does not at any time exceed 25% of Adjusted Tangible Net Worth, and (vii) Contingent Obligations in addition to, and including additional amounts of, those described in (i)-(vi) above, provided that the aggregate amount of such additional Contingent Obligations (without duplication) do not at any time exceed 25% of Adjusted Tangible Net Worth.
     6.16 Minimum Net Worth.
     The Company shall not permit its Net Worth to be less than $5,000,000,000 at any time.
ARTICLE VII.
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1 Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2 Nonpayment of principal of any Loan within one Business Day after the same becomes due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any facility fee, LC Fee or other Obligations under any of the Loan Documents within five (5) days after the same becomes due.
     7.3 The breach by the Company of Sections 6.3, 6.9, 6.10, 6.13, 6.15, or 6.16.
     7.4 The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.
     7.5 Failure of the Company or any of its Significant Subsidiaries to pay when due any principal, interest or other amounts, subject to any applicable grace period, or the default by the Company or any of its Significant Subsidiaries in the performance beyond the applicable grace period with respect thereto, if any, of any term, provision or condition contained in any agreement or agreements under which any Indebtedness in excess of 2% of Adjusted Tangible Net Worth was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
     7.6 The Company or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws (or any similar laws in foreign jurisdictions)

as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7 Without the application, approval or consent of the Company or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Significant Subsidiaries or any Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9 The Company or any of its Significant Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (not covered by insurance)in excess of 2% of Adjusted Tangible Net Worth (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in either such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10 Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of 2% of Adjusted Tangible Net Worth which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or PBGC shall institute proceedings under which it is likely to prevail under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of 2% of Adjusted Tangible Net Worth.
     7.11 Any Change in Control shall occur.
     7.12 The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or the Company shall fail to comply with any of the terms or provisions of the Guaranty, or the Company shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

ARTICLE VIII.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration; Facility LC Collateral Account.
          (a) If any Default described in Section 7.6 or 7.7 occurs with respect to the Company or any of its Significant Subsidiaries, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations (other than Rate Hedging Obligations) shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
          (b) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
          (c) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.
          (d) At any time while any Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.
          (e) If, within 60 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.
     8.2 Amendments.
     Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental written agreement shall, without the consent of all of the Lenders:
          (a) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, any Reimbursement Obligation or any accrued interest or accrued fees, or reduce the rate or extend the time of payment of interest or fees thereon or any Reimbursement Obligation related thereto.
          (b) Change the definition of Required Lenders or any provision that requires the unanimous consent or pro rata treatment of Lenders.
          (c) Extend the Facility Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8, or increase the amount of the Aggregate Commitment (other than as contemplated pursuant to Section 2.2) or of the Commitment of any Lender hereunder (other than as contemplated pursuant to Section 2.2) or the commitment to issue Facility LCs, or permit any Borrower to assign its rights under this Agreement (other than as may be permitted pursuant to Section 6.9).
          (d) Amend this Section 8.2.
          (e) Release the Company as guarantor of any Advance.
     No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provisions relating to the LC Issuer shall be effective without the written consent of the LC Issuer, and no amendment of any provision of this Agreement relating to the Swingline Loans shall be effective without the written consent of the Swingline Lender. The Administrative Agent may waive payment of the fee required under Section 12.3.2(ii) without obtaining the consent of any other party to this Agreement.
     Notwithstanding anything herein to the contrary, no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver requiring the consent of the Required Lenders, and, for purposes of determining the Required Lenders, the Commitments and the Loans of each Defaulting Lender shall be disregarded.
     8.3 Preservation of Rights
     No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of a Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders and/or other Persons required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the later of (a) the Facility Termination Date and (b) the date on which the Obligations have been paid in full.
ARTICLE IX.
GENERAL PROVISIONS
     9.1 Survival of Representations.
     All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2 Governmental Regulation.
     Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Headings.
     Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4 Entire Agreement.
     The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.
     9.5 Several Obligations; Benefits of this Agreement.
     The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each of the Lead Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6 Expenses; Indemnification.
     (a) Costs and Expenses. The Borrowers shall reimburse the Administrative Agent and the Lead Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent), paid or incurred by the Administrative Agent or the Lead Arrangers in connection with the preparation, investigation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents, whether incurred prior to or subsequent to closing. The Borrowers also agree to reimburse the Administrative Agent, the Lead Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Lead Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Lead Arrangers, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Lead Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.
     (b) Indemnification by the Borrowers. The Company hereby further agrees to indemnify the Administrative Agent, the Lead Arrangers, the LC Issuer and each Lender, its directors, officers and employees against all losses, claims (including, without limitation, any violations of Environmental Laws or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)), damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, the Lead Arrangers, the LC Issuer or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.
The obligations of the Company under this Section 9.6 shall survive the termination of this Agreement.
     9.7 Numbers of Documents.
     All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8 Accounting.
     Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements.
     9.9 Severability of Provisions.
     Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 Nonliability of Lenders.
     The relationship between the Company on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Lead Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Company solely by reason of being a party to this Agreement. Neither the Administrative Agent, the Lead Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent, the Lead Arrangers, the LC Issuer nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Lead Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11 Confidentiality; Disclosure.
     Each of the Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or the Administrative Agent or, subject to Section 12.4, to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party or in connection with any legal proceeding related to this facility, (vi) to such Lender’s contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, provided that reasonable advance written notice is given to the Company. Neither the Administrative Agent nor any Lender will make any press release or other public announcement regarding this Agreement or the transactions contemplated hereby without the Company’s express prior written consent, except with respect to league table submissions in connection with this Agreement, as required under applicable law or by any governmental agency, in which case the party required to make the press release or public announcement shall use commercially reasonable efforts to obtain the prior approval of the Company as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement.
     9.12 Nonreliance.
     Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
     9.13 USA Patriot Act.
     The Administrative Agent and each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
ARTICLE X.
THE AGENT
     10.1 Appointment; Nature of Relationship.
     Wachovia is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2 Powers.
     The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3 General Immunity.
     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4 No Responsibility for Loans, Recitals, etc.
     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Company or any guarantor of any of the Obligations or of any of the Company’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
     10.5 Action on Instructions of Lenders.
     The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6 Employment of Agents and Counsel.
     The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel.
     The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8 Administrative Agent’s Reimbursement and Indemnification.
     The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Company for which the Administrative Agent is entitled to reimbursement by the Company under the Loan Documents (other than the fee payable pursuant to Section 10.13), (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement and the Commitments.
     10.9 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent on the account of the Lenders, unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     10.10 Rights as a Lender.
     In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
     10.11 Lender Credit Decision.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12 Successor Administrative Agent.
     The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Company and the Lenders, a successor Administrative Agent, which successor Administrative Agent shall (unless a Default shall have occurred and be continuing) be approved by the Company (which approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Company and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, without the consent of any Lender but upon thirty days prior written notice to the Lenders and the Company, the Administrative Agent may appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder, which successor Administrative Agent shall (unless a Default shall have occurred and be continuing) be approved by the Company (which approval shall not be unreasonably withheld or delayed). If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Company shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     10.13 Administrative Agent’s Fee.
     The Company agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Company and the Administrative Agent pursuant to that certain letter agreement dated October 7, 2005 or as otherwise agreed from time to time.
     10.14 Delegation to Affiliates.
     The Company and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
     10.15 Administrative Agent, Syndication Agents, Documentation Agents, Lead Arrangers, etc.
     Neither the Syndication Agents, the Documentation Agents nor the Lead Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in their respective capacity, if applicable, as a Lender hereunder. Without limiting the foregoing, none of such Lenders, the LC Issuer or the Administrative Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
ARTICLE XI.
SETOFF; RATABLE PAYMENTS
     11.1 Right of Setoff.
     In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
     11.2 Ratable Payments.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.1, 3.2, 3.4 or 3.5 hereof or payments of Alternate Currency Loans) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
          (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
          (b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns.
          The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) the Borrowers shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.
     12.2 Participations.
     12.2.1. Permitted Participants; Effect.
          Any Lender may, in its sole discretion, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Aggregate Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Aggregate Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2. Voting Rights.
          Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any payment due under Section 2.8(c) or (d) or any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment, releases the Company as guarantor of any such Loan or releases any of the collateral, if any, securing any such Credit Extension.
     12.2.3. Benefit of Setoff.
     The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
     12.3 Assignments.
     12.3.1. Permitted Assignments.
     Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more financial institutions, mutual funds, insurance companies or other entities engaged in the business of extending credit for borrowed money (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Company and the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an Approved Fund; provided, however, that if a Default has occurred and is continuing, the consent of the Company shall not be required. Such consent shall not be unreasonably withheld or delayed. The assignor shall give prompt written notice to the Company of any assignment becoming effective without the consent of the Company. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Company and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 and in multiples of $1,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated). If any Lender assigns a part of its rights and obligations in respect of its Dollar Loans and/or its Dollar Commitment under this Agreement to a Purchaser other than a Lender or an Affiliate thereof, such Lender shall assign proportionate interests in its respective Multicurrency Loans and Multicurrency Commitment and other related rights and obligations hereunder to such Purchaser, and if any Lender assigns a part of its rights and obligations under this Agreement in respect of its Multicurrency Loans and/or Multicurrency Commitments to a Purchaser other than a Lender or an Affiliate thereof, such Lender shall assign proportionate interests in its Dollar Loans and Dollar Commitments to such Purchaser. Any assignment of an Alternate Currency Loan shall be for the entire amount of such Alternate Currency Loan of such Lender.
     12.3.2. Effect; Effective Date.
     Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Aggregate Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Aggregate Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     12.4 Dissemination of Information.
     The Company authorizes each Lender to disclose to any Participant, proposed Participant, Purchaser or proposed Purchaser, or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, provided that each Transferee and prospective Transferee agrees in writing to be bound by Section 9.11 of this Agreement.
     12.5 Tax Treatment.
     If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
     12.6 Transfer to an SPC.
     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan (other than an Alternate Currency Loan) that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 12.6, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. As this Section applies to any particular SPC, this section may not be amended without the written consent of such SPC.
ARTICLE XIII.
NOTICES
     13.1 Notices.
     Except as otherwise permitted by Section 2.16 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
     13.2 Change of Address.
     The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by 5 days’ prior written notice to the other parties hereto.
ARTICLE XIV.
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV.
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1 CHOICE OF LAW.
     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OF LAW PRINCIPLES THEREOF.
     15.2 CONSENT TO JURISDICTION.
     EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK.
     15.3 WAIVER OF JURY TRIAL.
     THE BORROWERS, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

CARDINAL HEALTH, INC.

By:	/s/ Linda S. Harty

Title:	Linda S. Harty, SVP & Treasurer

By:	/s/ Jeffrey W. Henderson

Title:	Jeffrey W. Henderson, CFO

7000 Cardinal Place
Dublin, Ohio 43017
[Five-Year Credit Agreement]

Commitment: $90,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent, Swingline Lender and LC Issuer

By:	/s/ Glenn Edwards

Title:	Managing Director

Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone: (704) 374-2698
FAX: (704) 383-0288
[Five-Year Credit Agreement]

Commitment: $90,000,000

JPMORGAN CHASE BANK, N.A.,
Individually and as Syndication Agent

By:	/s/ Dana E. Jurgens

Title:	Vice President

21 South Clark Street, Mail Code IL1-0364

Chicago, IL 60670

Attention:	Dana Jurgens

Telephone:	312-325-3207

FAX:	312-325-3190

[Five-Year Credit Agreement]

Commitment: $75,000,000

BARCLAYS BANK PLC,
Individually and as Syndication Agent

By:	/s/ Nicholas Bell

Title:	Director

200 Park Avenue

New York, New York 10166

Attention:	Nicholas Bell

Telephone:	212-412-4029

FAX:	212-412-7600

[Five-Year Credit Agreement]

Commitment: $75,000,000

BANK OF AMERICA, N.A.,
Individually and as Documentation Agent

By:	/s/ Richard C. Hardison

Title:	Vice President

100 North Tryon Street

Charlotte, NC 28255

Attention:	Richard C. Hardison

Telephone:	704-386-1185

FAX:	704-388-6002

[Five-Year Credit Agreement]

Commitment: $75,000,000
DEUTSCHE BANK, AG NEW YORK BRANCH

	By:	/s/ Frederick W. Laird

	Title:	Frederick W. Laird, Managing Director

	By:	/s/ Ming K. Chu

	Title:	Ming K. Chu, Vice President

60 Wall Street

New York, New York 10005

	Attention:	Ming K. Chu

	Telephone:	212-250-5451

	FAX:	212-797-4344

[Five-Year Credit Agreement]

Commitment: $65,000,000
UBS LOAN FINANCE LLC

	By:	/s/ Salloz Sikka

	Title:	Associate Director, Banking Products Services, US

	By:	/s/ Toba Lumbantobing

	Title:	Associate Director, Banking Products Services, US

UBS LOAN FINANCE LLC

677 Washington Blvd., Stamford CT 06901

	Attention:	Marie Haddad

	Telephone:	203-719-5609

	FAX:	203-719-3888

[Five-Year Credit Agreement]

Commitment: $65,000,000
THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

	By:	/s/ Tsuguyuki Uneme

	Name:	Tsuguyuki Uneme
	Title:	Deputy General Manager

227 West Monroe Street, Suite 2300

Chicago, Illinois 60606

	Attention:	William Murray

	Telephone:	(312) 696-4653

	FAX:	(312) 696-4535

[Five-Year Credit Agreement]

Commitment: $65,000,000
SUNTRUST BANK

	By:	/s/ Gregory Ratliff

	Title:	Vice President

201 4th Ave. N. 3rd Floor

Nashville, TN 37219

	Attention:	Bill Priester

	Telephone:	(615) 748-5969

	FAX:	(615) 748-5269

[Five-Year Credit Agreement]

Commitment: $50,000,000
PNC BANK NATIONAL ASSOCIATION

	By:	/s/ Julie S. Springer

	Title:	Vice President

500 W. Jefferson St.

Louisville, KY 40202

	Attention:	Julie S. Springer

	Telephone:	502-581-2498

	FAX:	502-581-3355

[Five-Year Credit Agreement]

Commitment: $50,000,000
MORGAN STANLEY

	By:	/s/ Daniel Twenge

	Title:	Daniel Twenge, Vice President, Morgan Stanley Bank

1585 Broadway; Floor 02, New York,

New York 10036

	Attention:	Daniel Twenge

	Telephone:	212-761-1382

	FAX:	212-507-8399

[Five-Year Credit Agreement]

Commitment: $50,000,000
WILLIAM STREET COMMITMENT CORPORATION
(Recourse only to assets of William Street Commitment Corporation)

	By:	/s/ Mark Walton

	Title:	Assistant Vice President

30 Hudson Street 17th Floor

Jersey City, NJ 07302

	Attention:	Phillip Green

	Telephone:	212-357-7570

	FAX:	212-357-4597 / 212-428-1022

[Five-Year Credit Agreement]

Commitment: $50,000,000
NATIONAL CITY BANK

	By:	/s/ Thomas E. Redmond

	Name:	Thomas E. Redmond
	Title:	Senior Vice President

155 East Broad Street

Columbus, Ohio 43251 Locater 16-0077

	Attention:	Thomas Redmond

	Telephone:	614-463-8540

	FAX:	614-463-8572

[Five-Year Credit Agreement]

Commitment: $50,000,000
ABN AMRO BANK N. V.

	By:	/s/ Christopher M. Plumb

	Title:	Vice President

	By:	/s/ Ruth E. Molina

	Title:	Associate

ABN AMRO Plaza

540 West Madison Street, 26th Floor

Chicago, IL 60661
	Attention:	Connie Podgorny

	Telephone:	312-492-5121

	FAX:	312-492-5111

[Five-Year Credit Agreement]

Commitment: $50,000,000
THE BANK OF NOVA SCOTIA

	By:	/s/ Dana Maloney

	Name:	Dana Maloney
	Title:	Managing Director

600 Peachtree Street N.E., Suite 2700

Atlanta, GA 30308

	Attention:	Dana Maloney

	Telephone:	404-877-1524

	FAX:	404-888-8998

[Five-Year Credit Agreement]

Commitment: $50,000,000
THE BANK OF NEW YORK

	By:	/s/ William M. Barnum, Jr.

	Title:	Vice President

One Wall Street

New York, NY 10286

	Attention:	William M. Barnum, Jr.

	Telephone:	212-635-1019

	FAX:	(212) 635-1481

[Five-Year Credit Agreement]

Commitment: $50,000,000
FIFTH THIRD BANK

	By:	/s/ Christopher D. Jones

	Title:	Vice President

21 East State Street, MD: 468371

Columbus, Ohio 43215

	Attention:	Christopher D. Jones

	Telephone:	614-744-5982

	FAX:	614-744-7606

[Five-Year Credit Agreement]

EXHIBIT A
FORM OF OPINION

1

November 18, 2005
The Lenders and the
Administrative Agent party to the Credit
Agreement referred to below
c/o Wachovia Bank, National Association,
     as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680

Re:	Five-Year Credit Agreement, dated as of the date hereof among Cardinal Health, Inc., the Lenders named therein and Wachovia Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
          We have acted as special counsel to Cardinal Health, Inc., an Ohio corporation (the “Borrower”), in connection with the execution and delivery of the Five-Year Credit Agreement (the “Credit Agreement”), dated as of even date herewith, among the Borrower, the Lenders party thereto, the LC Issuer and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the transactions related thereto. Unless otherwise indicated, capitalized terms used herein, but not otherwise defined herein, have the respective meanings set forth in the Credit Agreement. This opinion letter is being furnished pursuant to Section 4.1(a)(v) of the Credit Agreement.
          In rendering this opinion, we have examined only the following: (a) executed counterparts, originals or copies, as the case may be, of the Loan Documents (as defined in Exhibit A hereto) and the documents identified in Exhibit B attached hereto, (b) a certificate of an officer of the Borrower certifying as to certain factual matters on behalf of the Borrower (the “Borrower Certificate”) and (c) such matters of law as we deemed necessary for purposes of this opinion. Except as referred to in Exhibit B, we have neither examined nor requested an examination of the indices or records of any governmental or other agency, authority, instrumentality or entity for purposes of this opinion, nor have we made inquiry of any Person for purposes of this opinion.
          We have, with your consent, relied as to matters of fact (but not facts constituting conclusions of law) upon the representations and warranties contained in the Loan Documents and upon the Borrower Certificate. In all instances where any opinion herein is qualified “to our knowledge,” we have, with your consent, relied as to matters of fact solely on such representations and warranties and the Borrower Certificate and on the absence of contrary knowledge by the attorneys of our firm who have given substantive attention to the Loan Documents, and we have not made (nor do we acknowledge any duty to make) any independent inquiry or other investigation with respect thereto. In addition, in connection with this opinion we have not made (nor do we acknowledge any duty to make) any investigation of the financial condition of the Borrower.
          Except in the case of the third sentence of paragraph 2, the opinions herein have been rendered as if a Note were duly executed and delivered to each Lender on the date hereof by an authorized officer of the Borrower.
          In rendering this opinion, we have assumed, with your consent, without independent verification or investigation:
          (A) The legal capacity of natural persons, the absence of fraud, misrepresentation, duress and mistake, the genuineness of all signatures on documents submitted to us (except signatures on behalf of the Borrower on the Credit Agreement, Guaranty and such Notes as have been executed and delivered on the date hereof), the conformity to originals of all documents submitted to us as copies, and the authenticity of all documents;
          (B) That each of the Loan Documents constitutes the legal, valid and binding obligation of each party thereto (other than the Borrower) and is enforceable against each such party in accordance with its terms, subject to the qualifications stated below in this letter;
          (C) That the Lenders, the LC Issuer and the Administrative Agent have complied and will comply with all federal and state banking laws, rules, regulations and restrictions; and that the Lenders, the LC Issuer and the Administrative Agent have complied and will comply with all federal and state laws, rules, regulations and restrictions that were or are required to be complied with by any of such Persons (as opposed to compliance therewith by the Borrower) in order to enforce any rights of the Lenders, the LC Issuer or the Administrative Agent under any of the Loan Documents;
          (D) That each document submitted to us is accurate and complete and that there are no documents or agreements other than the Loan Documents by or among one or more of the Lenders, the LC Issuer, the Administrative Agent and the Borrower which expand or otherwise modify the obligations of the Borrower under the Loan Documents or would otherwise have an effect on the opinions set forth below; and
          (E) That if any party to any Loan Document seeks to maintain any action, suit or proceeding in the courts of the State of New York to enforce any provision of any of the Loan Documents, such Person, if required at such time to hold a certificate of authority to transact business as a foreign entity in the State of New York, will have obtained such a certificate prior to commencing such action, suit or proceeding.

2

          In connection with this opinion, we do not purport to be qualified to express legal conclusions based on the law of any state or jurisdiction other than (a) the laws of the State of Ohio, (b) the laws of the State of New York, and (c) the laws of the United States of America, and accordingly, we express no opinion as to the law of any other state or jurisdiction.
          Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, we are of the opinion that:
          1. The Borrower is a corporation validly existing and in good standing under the laws of the State of Ohio.
          2. The Borrower has all requisite corporate power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on its part. The Loan Documents (including only such Notes that have been executed and delivered as of the date hereof) have been duly executed and delivered on behalf of the Borrower. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
          3. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder (a) do not contravene any existing law or regulation of general applicability of the State of Ohio, the State of New York or the United States of America, (b) do not violate any provision of the Charter Documents, (c) do not require the consent or approval of, or any filing with, any Ohio, New York or federal governmental authority not contemplated by the terms of the Loan Documents, (d) to our knowledge, do not result in a breach of, or constitute a default under, any material agreement or instrument to which the Borrower is bound and which is filed or incorporated by reference as an exhibit to the Borrower’s periodic reports under the Securities and Exchange Act of 1934, pursuant to Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission, (e) to our knowledge, do not result in the creation or imposition of any Lien on any of the assets of the Borrower, and (f) to our knowledge, do not violate any order, writ, injunction, decree or demand of any court or other governmental authority binding upon the Borrower.
          Despite any other express or implied statement in this letter, each of the opinions expressed in this letter is subject to the following further qualifications, whether or not such opinions refer to such qualifications:
          (i) The opinions expressed herein may be limited by: (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions of general application relating to the rights of creditors; (b) general principles of equity, including, without limitation, the defenses of unconscionability, ambiguity and economic duress, whether asserted in equitable or in legal actions; and (c) the discretion of the court before which any proceeding for the enforcement of any Loan Document may be brought.
          (ii) Certain of the remedial provisions of the Loan Documents may be limited or rendered unenforceable by laws governing them or by public policy considerations. For

3

example: (a) certain indemnification provisions and provisions for the recovery of expenses in connection with the enforcement of remedies, including, among others, legal fees and expenses, may not be enforceable; (b) the availability of specific performance, injunctive relief or other equitable remedies and the appointment of a receiver are subject to the discretion of the court before which any proceeding therefor may be brought; (c) provisions permitting any party to act as another party’s attorney-in-fact, or purporting to create or permit a right of set off with respect to obligations that may be contingent or not yet matured, may not be enforceable; (d) provisions requiring the payment of indeterminate amounts or amounts determined solely in the Administrative Agent’s or any Lender’s discretion may be unenforceable; (e) provisions requiring the payment of interest after judgment, or after the commencement of a voluntary or involuntary bankruptcy, insolvency or similar proceeding, may not be enforceable; (f) provisions that are construed as penalties under applicable law may not be enforceable; and (g) provisions providing that provisions of any Loan Document that are invalid, illegal or unenforceable may be severed from such Loan Document without affecting the validity, legality or enforceability of the remaining provisions of such Loan Document may not be enforceable. However, the unenforceability referred to in this clause (ii) will not render any of the Loan Documents invalid as a whole nor preclude judicial enforcement of the repayment or acceleration of principal and interest under any Loan.
          (iii) We express no opinion as to whether a court would limit the exercise or enforcement of rights or remedies under the Loan Documents (a) in the event of any default by any Person under the Loan Documents or any related agreement or instrument if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a creditor’s or other party’s protection, or (b) if the exercise or enforcement thereof under the circumstances would violate an implied covenant of good faith and fair dealing.
          (iv) We do not express any opinion with respect to (a) the power or authority of the Lenders, the LC Issuer or the Administrative Agent to enter into the Loan Documents or perform their obligations pursuant to the Loan Documents or of any party (other than the Borrower) to otherwise act in accordance with the terms of any agreement to which it is a party, (b) compliance by the Lenders, the LC Issuer or the Administrative Agent with any federal or state banking law, rule, regulation or restriction, (c) the enforceability of the choice of forum provisions contained in the Loan Documents, (d) the enforceability of any guaranty or any obligation in respect of any letter of credit if the underlying obligations or the documentation evidencing or governing such obligations are invalid, unenforceable or otherwise have been released or discharged, (e) the enforceability of provisions that purport to establish evidentiary standards, (f) the enforceability of obligations set forth in documents upon parties who are not signatories to such documents (g) the enforceability of provisions that deny the effectiveness of waivers, amendments and modifications that are not in writing; (h) the enforceability of provisions that deny the applicability of conflicts of laws rules; or (i) the enforceability of provisions resulting in a waiver of notices, a waiver of the application of certain laws, a waiver of certain rights (including without limitation, rights of set-off and counterclaim and rights to trial by jury), defenses (including without limitation, suretyship or similar defenses) or exemptions, the reinstatement of certain obligations or waivers of applicable statutes of limitations, to the extent each may be limited or rendered unenforceable by legal and equitable principles or by public policy considerations.

4

          (v) We do not express any opinion with respect to (a) the, right, title or interest of the Borrower in or to any property, real or personal, or (except as set forth in clause (e) of paragraph 3) the freedom from any Lien thereon, (b) the creation, attachment, enforceability or perfection of any Lien on any real or personal property, (c) the priority of any Lien on any real or personal property, or (d) the enforceability of any provisions of the Loan Documents that purport to (i) prospectively release a party with respect to a liability or (ii) require the parties to negotiate in good faith or to mutually agree on any terms and conditions.
          (vi) We do not express any opinion with respect to (a) the enforceability of any consent to jurisdiction clauses or any consent to service of process by mail or (b) any provision of any Loan Document which purports to relieve a party from any liability for the negligence or misconduct of such party.
          (vii) We do not express any opinion with respect to any provision of any Loan Document purporting to require the payment or other satisfaction of an obligation that is indirect, contingent or not a fixed amount.
          This opinion letter is being furnished only to the addressees and is solely for the benefit of the addressees and the benefit of their respective assigns or successors in interest in connection with the transactions contemplated by the Loan Documents. This opinion letter may not otherwise be relied upon by the addressees or their respective successors or assigns for any other purpose, or relied upon by any other Person for any purpose, without our prior written consent. The opinions expressed in this letter are expressed only as of the date hereof and cannot be relied upon with respect to changes in law and other events that occur subsequent to the issuance of this letter. We assume no obligation to advise you of any changes in law or other events that occur subsequent to the issuance of this letter. The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. This opinion letter is not to be quoted in whole or in part or otherwise disclosed or referred to, nor is it to be filed with, any governmental authority or any other Person, without our prior written consent, except as may be required by applicable law or by order of any governmental authority, as may be requested by any governmental authority or as may be appropriate in connection with the enforcement of any of the Loan Documents.
Very truly yours,

5

EXHIBIT A
Loan Documents
1.	Credit Agreement.

2.	Guaranty Agreement made by Borrower in favor of the Administrative Agent dated as of the date hereof (the “Guaranty”).

3.	The form of Note attached as Exhibit E to the Credit Agreement (assuming that each such Note, when issued, will conform substantially to such Exhibit E) and the Notes that have been executed and delivered as of the date hereof.
Documents 1 through 3 are collectively referred to as the “Loan Documents.”

6

EXHIBIT B
Charter Documents
1.	Articles of Incorporation of the Borrower, as certified by the Secretary of State of the State of Ohio on October 20, 2005.

2.	The Code of Regulations of the Borrower, as certified by the Secretary of the Borrower on the date hereof.

3.	A certificate of the Secretary of State of the State of Ohio, dated as of October 20, 2005 evidencing that on that date, the Borrower was in good standing under the laws of the State of Ohio.

4.	A copy of the resolution adopted by the Board of Directors of the Borrower, as certified by the Secretary of the Borrower on the date hereof.
Documents 1 and 2 are collectively referred to as the “Charter Documents.”

7

November 18, 2005
The Administrative Agent and each Lender who is party to the Credit Agreement described below.
Subject:      Cardinal Health, Inc. — Five-Year Credit Agreement
Gentlemen/Ladies:
     I am Vice President—Associate General Counsel for Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel for the Company in connection with its execution and delivery of a Five-Year Credit Agreement dated as of November 18, 2005 (the “Agreement”), among the Company, the Lenders named therein, the LC Issuer, and Wachovia Bank, National Association, as Administrative Agent. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement. This opinion is being delivered to you pursuant to Section 4.1(a)(v) of the Agreement.
     In connection with the issuance of this opinion letter, I have examined the following documents:
(a)	A copy of the Agreement executed by the Company (including the exhibits and schedules thereto);

(b)	A copy of the executed Guaranty Agreement of the Company dated as of November 18, 2005; and

(c)	Such other documents and matters of law as I deemed necessary or advisable in order to render the opinion set forth in this letter.
     The documents referenced in items (a) and (b) are sometimes referred to hereinafter as the “Loan Documents.”
     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that, except for actions, suits or proceedings disclosed in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarter ended September 30, 2005, there are no actions, suits or proceedings pending or to my knowledge threatened against or affecting the Company, before any court or other governmental authority which, if determined adversely to the

Company, would have a material adverse effect on the Company, or which challenge the validity or enforceability of the Loan Documents.
     The opinion set forth herein is given as of the date hereof, and I disclaim any obligation to notify you or any other person or entity if any change in fact or law, or both (whether statutory, regulatory, regulatory interpretation or judicial interpretation), should change my opinion with respect to any matter set forth herein. This opinion may be relied upon and is solely for the benefit of the addressees at the beginning of this opinion (and their respective successors and assigns), and it is not to be made available to or relied upon by any other party or communicated or disclosed to any other person without my prior written consent.
Sincerely,
John M. Adams, Jr., Vice President & Associate
General Counsel — Corporate Governance and
Mergers & Acquisitions

EXHIBIT B
COMPLIANCE CERTIFICATE
Date:
Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, NC 28288-0680
Attention: Syndication Agency Services
Dear                     :
          This notice serves to confirm that, to the best of my knowledge, Cardinal Health, Inc. (the “Company”) has observed or performed in all material respects all of the covenants, conditions and agreements contained in the Five-Year Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time) among the Company, certain subsidiaries of the Company named therein, Wachovia Bank, National Association, as Administrative Agent and LC Issuer, and the lenders named therein.
          As of the date hereof, no Default or Unmatured Default has occurred and is continuing.
          Detailed calculations are attached.
          In addition, please find enclosed a copy of our most recent financial statements as filed with the Securities and Exchange Commission.

Sincerely,

[Chief Financial Officer/Controller/Treasurer]

2

EXHIBIT C
ASSIGNMENT AGREEMENT
     This Assignment Agreement (this “Assignment Agreement”) between (the “Assignor”) and (the “Assignee”) is dated as of                     , 200_. The parties hereto agree as follows:
     1) PRELIMINARY STATEMENT. The Assignor is a party to a Five-Year Credit Agreement dated as of November 18, 2005 (the “Agreement”) among the Company, the Subsidiary Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as Administrative Agent (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2) ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3) EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.
     4) PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest, Reimbursement Obligations and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
     5) RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.
     6) REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is

3

duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Company or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Company or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Company, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     7) REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     8) GOVERNING LAW. This Agreement and the other Loan Documents shall be governed by, construed and enforced in accordance with the laws of the State of New York, including Section 5-1401 and Section 5-1402 of the General Obligation Law of the State of New York, without reference to any other conflicts of law principles thereof.
     9) NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

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     10) COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.
     11) IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

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SCHEDULE 1
to Assignment Agreement
1)	Description and Date of Credit Agreement:

2)	Date of Assignment Agreement: , 200_

3)	Amounts (As of Date of Item 2 above):

		Facility	Facility	Facility	Facility
		1*	2*	3*	4*
a.	Assignee’s percentage of each Facility purchased under the Assignment Agreement ***, ****	%	%	%	%

b.	Amount of each Facility purchased under the Assignment Agreement ***, ****t	$	$	$	$

4)	Assignee’s Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:	$

5)	Proposed Effective Date:
N/A

6)	Non-standard Recordation Fee Arrangement	[Assignor/Assignee to pay 100% of fee] [Fee waived by Administrative Agent]

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:	By:

Title:	Title:

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ACCEPTED AND CONSENTED TO BY:	ACCEPTED AND CONSENTED
TO BY
[NAME OF COMPANY]	[NAME OF AGENT]
By:	By:

Title:	Title:

*Insert specific facility names per Credit Agreement

**Percentage taken to 10 decimal places

***If fee is split 50-50, pick N/A as option

****Assignments must be pro rata

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     Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT
ADMINISTRATIVE INFORMATION SHEET
     Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
     (Sample form shown below)
ASSIGNOR INFORMATION

Contact:
Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Payment Information:
Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION
Credit Contact:
Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Key Operations Contacts:
Booking Installation:	Booking Installation:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Telex No.:	Telex No.:

Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

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Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

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EXHIBIT D
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”) under the Credit Agreement described below.

Re:	Five-Year Credit Agreement, dated November 18, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cardinal Health, Inc. (the “Company”), as Borrower, the Subsidiary Borrowers, the Lenders named therein, the LC Issuer and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.
        The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Company, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Company in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.16 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

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EXHIBIT E
NOTE
[Date]
     Cardinal Health, Inc., an Ohio corporation [or the relevant Subsidiary Borrower] (the “Borrower”), promises to pay to the order of ___ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the place and in the currency specified pursuant to Article II of the Agreement together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, currency and amount of each Loan and the date, currency and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Five-Year Credit Agreement dated as of November 18, 2005 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers, the lenders party thereto, including the Lender, the LC Issuer and Wachovia Bank, National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. [This Note is guaranteed pursuant to the Guaranty, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.] Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Note is made under, and shall be governed by, construed and enforced in accordance with, the Laws of the State of New York including, Section 5-1401 and Section 5-1402 of the General Obligation Law of the State of New York, without reference to any other conflicts of law principles thereof in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

By:

Name:

Title:

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SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ______________,
DATED ______________,

	Principal	Maturity of	Principal	Unpaid
Date	Amount of Loan	Interest Period	Amount Paid	Balance

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EXHIBIT F
SWINGLINE NOTE
_________ __, 2005
_________, ____________
     FOR VALUE RECEIVED, CARDINAL HEALTH INC., an Ohio corporation [or the relevant Subsidiary Borrower] (the “Borrower”), hereby unconditionally promises to pay to the order of Wachovia Bank, National Association (the “Lender”), at the principal banking office of the Administrative Agent in lawful money of the United States of America and in immediately available funds, the unpaid principal amount of the Swingline Loans as evidenced by the books and records of the Lender, on the Facility Termination Date or such earlier date as the Lender may require under the Credit Agreement referred to below, when the entire outstanding principal amount of the Swingline Loans evidenced hereby, and all accrued interest thereon, shall be due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Swingline Loans evidenced hereby shall be paid in full, at the rates per annum on and the dates provided in the Credit Agreement referred to below.
     The Lender is hereby authorized by the Borrower to record on its books and records the date, currency and the amount of each Swingline Loan, the applicable interest rate, the amount of each payment or prepayment of principal thereon, and the other information provided for in such books and records, which books and records shall constitute prime facie evidence of the information so recorded, provided, however, that any failure by the Lender to record any such notation shall not relieve the Borrower of its obligation to repay the outstanding principal amount of this Swingline Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Swingline Note and the Credit Agreement.
     The Borrower waives presentment, protest, notice of dishonor and any other formality in connection with this Swingline Note. Should the indebtedness evidenced by this Swingline Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Swingline Note, including reasonable attorneys’ fees and expenses.
     This Swingline Note evidences Swingline Loans made under the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Lenders (including the Lender) named therein, the LC Issuer and Wachovia Bank, National Association, as Administrative Agent for the Lenders, to which reference is hereby made for a statement of the circumstances under which this Swingline Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Swingline Note shall have the respective meanings assigned to them in the Credit Agreement.
     This Swingline Note is made under, and shall be governed by, construed and enforced in accordance with, the Laws of the State of New York, including Section 5-1401 and Section 5-1402 of the General Obligation Law of the State of New York, without reference to any other conflicts of law principles thereof in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

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[CARDINAL HEALTH INC.]
By:

Name:

Title:

14

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ______________,
DATED ______________,

	Principal	Maturity of	Principal	Unpaid
Date	Amount of Loan	Interest Period	Amount Paid	Balance

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PRICING SCHEDULE
     The Applicable Margin shall be as determined by the matrix below:

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Reference Rating	≥ A+, A1 and A+	A, A2 and A	A-, A3 and A-	BBB+, Baa1 and BBB+	≤ BBB, Baa2 and BBB	≤ BBB-, Baa3 and BBB-
Facility Fee	6.5	7.0	8.0	10.0	12.5	15.0
Eurocurrency Rate Applicable Margin and LC Fee	13.5	18.0	22.0	30.0	37.5	47.5
First Drawn Cost	20.0	25.0	30.0	40.0	50.0	62.5
Utilization fee > 50%	5.0	5.0	10.0	10.0	12.5	12.5
Fully Drawn Cost	25.0	30.0	40.0	50.0	62.5	75.0
     *The Initial Pricing Level shall be Level V based upon the Company’s current BBB (S&P) /Baa3 (Moody’s) /BBB+ (Fitch) senior unsecured long-term debt ratings.
     For the purpose of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A1 or better or the Company’s S&P Rating is A+ or better and the Company’s Fitch Rating is A+ or better.
     “Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is A2 or better or the Company’s S&P Rating is A or better, and the Company’s Fitch Rating is A or better.
     “Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is A3 or better or the Company’s S&P Rating is A- or better, and the Company’s Fitch Rating is A- or better.
     “Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Company’s Moody’s Rating is Baa1 or better or the Company’s S&P rating is BBB+ or better, and the Company’s Fitch rating is BBB+ or better.

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     “Level V Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Company’s Moody’s Rating is Baa2 or better or the Company’s S&P rating is BBB or better, and the Company’s Fitch Rating is BBB or better.
     “Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     The Applicable Margin shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s, S&P and Fitch Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Moody’s Rating, no S&P Rating, or no Fitch Rating, Level VI Status shall exist.
     In the event that a split occurs between the three (3) ratings, then the following shall apply:
     (a) if two (2) of the three (3) ratings established by or deemed to have been established by S&P, Moody’s or Fitch fall within the same Level, but one (1) rating falls within a different Level, the Applicable Margin shall be based upon the two (2) ratings that fall within the same Level; and
     (b) if all three (3) ratings established by or deemed to have been established by S&P, Moody’s or Fitch each fall within a different Level, the Applicable margin shall be based upon the middle rating of the three (3).
     “Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.
     “S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.
     “Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.
     “Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, or Level VI Status.

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COST RATE SCHEDULE
To Credit Agreement
Cost Rate Formulae
1.	The Cost Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Installation in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Installation) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Installation.

4.	The Additional Cost Rate for any Lender lending from a Lending Installation in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to a Loan denominated in British Pounds Sterling:

AB + C(B–D) + E X 0.01 100 – (A+C)	percent per annum
(b)	in relation to a Loan denominated in any currency other than British Pounds Sterling:

E X 0.01 300	percent per annum.
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

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B	is the percentage rate of interest (excluding the Applicable Margin and Cost Rate and, if the same would otherwise apply, the additional Overdue Rate/Default rate for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Cost Rate Schedule:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means the principal London Office of Wachovia Bank, National Association or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;

(e)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees

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Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Lending Installation; and
(b)	any other information that the Administrative Agent may reasonably require for such purpose.
                    Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Installation.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Cost Rate Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Cost Rate Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or

5

any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

6